Registration No. 33-____

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-4
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

REVETT MINERALS INC.
(Exact Name of Registrant as Specified in Its Charter)

Canada*	1040	Not Applicable**
(State or Other Jurisdiction	(Primary Standard Industrial	(IRS Employer Identification
of Incorporation)	Classification Code Number)	Number)

11115 East Montgomery Drive, Suite G
Spokane Valley, Washington 99206
(509) 921-2294
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

John G. Shanahan
11115 East Montgomery Drive, Suite G
Spokane Valley, Washington 99206
(509) 921-2294

with a copy to:

Douglas J. Siddoway, Esq.
Randall | Danskin, P.S.
1500 Bank of America Financial Center
601 West Riverside Avenue
Spokane, Washington 99201-0653
(509) 747-2052
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective and the consummation of the domestication transaction covered hereby.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [   ]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earliest effective registration statement for the same offering. [   ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [   ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer [ ]	Accelerated filer [X]
Non-accelerated filer [ ]	Smaller reporting company [ ]
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
Title of each class of	Amount to be	maximum offering	maximum aggregate	Amount of
securities to be registered	registered	price per unit	offering price	registration fee

common stock	34,596,387 (1)	$0.61 (2)	$21,103,796 (2)	$2,718.17

             (1)      Represents shares of common stock of Revett Mining Company, Inc., a to-be-formed Delaware corporation, being registered in connection with the domestication of Revett Minerals  Inc., a corporation organized under the federal laws of Canada. Assumes the proposed domestication is approved by the registrant’s shareholders and thereafter consummated.

             (2)      Estimated pursuant to Rule 457(c) solely for the purpose of calculating the registration fee based on the average of the high and low prices of the registrant’s common stock as reported on the New York Stock Exchange Market Division on October 18, 2013.

             The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant files a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

____________________

             *The registrant intends to change its jurisdiction of incorporation from the federal jurisdiction of Canada to the State of Delaware in the United States of America through a continuance under Section 188 of the Canada Business Corporations Act, or CBCA. The change in jurisdiction is sometimes referred to herein as the “domestication” and is subject to shareholder approval.

             **The registrant intends to obtain an employer identification number at such time as the domestication is effected and the registrant is incorporated in the State of Delaware.

(ii)

             The information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This document shall not constitute an offer to sell or the solicitation of any offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

PRELIMINARY – SUBJECT TO COMPLETION – DATED OCTOBER __, 2013

REVETT MINERALS INC.

PROPOSED DOMESTICATION – YOUR VOTE IS VERY IMPORTANT

Dear Shareholders:

             We are furnishing this management proxy circular to shareholders of Revett Minerals Inc. in connection with the solicitation of proxies by our management for use at a Special Meeting of our shareholders to be held on December__, 2013 at 10:00 a.m. (Spokane Valley, Washington time), at our executive offices, 11115 East Montgomery, Suite G, Spokane Valley, Washington.

             The purpose of the Special Meeting is to obtain shareholder approval to change our jurisdiction of incorporation from the federal jurisdiction of Canada to the State of Delaware in the United States of America. We refer to this transaction as the “domestication” throughout this letter and the management proxy circular/prospectus that accompanies it.

             We are pursuing the domestication for a number of reasons, the foremost being that we have no significant presence in Canada. Our corporate offices and operations are located in the United States and most of our shareholders reside there. The principal market for our common shares, the New York Stock Exchange Market Division, is also in the United States. In addition, domiciling in the United States will eventually enable us to eliminate one level of holding company ownership and streamline our corporate structure. We believe this will reduce our overall professional fees and could lead to better acceptance in the capital markets and greater shareholder value.

             We chose the State of Delaware to be our domicile principally because the Delaware General Corporation Law, or DGCL, expressly accommodates a continuance authorized by Section 188 of the CBCA. We also chose the State of Delaware because of the substantial body of case law that has evolved over the years interpreting various provisions of the DGCL. We believe the domestication will not only unambiguously establish us as a U.S. corporation, it will help us achieve our strategic goals.

             If we complete the domestication, we will continue our legal existence in Delaware as if we had originally been incorporated under Delaware law. In addition, each outstanding common share of Revett Minerals Inc. as a Canadian corporation will then represent one share of common stock of Revett Mining Company, Inc. as a Delaware corporation. Our common shares are currently traded on the New York Stock Exchange Market Division and the Toronto Stock Exchange under the symbol “RVM” and on the Frankfurt Stock Exchange under the symbol “37RN”. Upon the completion of our domestication, our common stock will continue to be listed on such exchanges under such symbols. Further, our management will be comprised of the same directors and executive officers who served in such capacities immediately prior to the domestication.

             The holders of at least two-thirds of our common shares present at the Special Meeting in person or by proxy (and assuming a quorum of our outstanding common shares are represented at the Special Meeting in person or by proxy) must vote to approve the domestication proposal. Dissenting shareholders have the right to be paid the fair value of their shares under Section 190 of the CBCA. If approved by our shareholders, the domestication is expected to become effective on December 31, 2013 or as soon as practicable after the Special Meeting. Our board of directors has reserved the right to terminate or abandon our domestication at any time prior to its effectiveness, notwithstanding shareholder approval, if it determines for any reason that the consummation of our domestication would be inadvisable or not in our best interests.

             Your existing certificates representing your Revett Minerals Inc. common shares will represent the same number of shares of Revett Mining Company, Inc. common stock after the domestication without any action on your part. You will not have to exchange any share certificates. We will issue new certificates to you representing shares of common stock of Revett Mining Company, Inc. as a Delaware corporation upon a transfer of the shares by you or at your request.

             The accompanying management proxy circular provides a detailed description of our proposed domestication and other information to assist you in considering the proposals on which you are asked to vote. We urge you to review this information carefully and, if you require assistance, to consult with your financial, tax or other professional advisers.

             Our board of directors unanimously recommends that you vote FOR approval of our domestication.

             Your vote is very important. Whether or not you plan to attend the Special Meeting, we ask that you indicate the manner in which you wish your shares to be voted and sign and return your proxy as promptly as possible in the enclosed envelope so that your vote may be recorded. If your shares are registered in your name, you may vote your shares in person if you attend the meeting, even if you send in your proxy.

             We appreciate your continued interest in our company.

Very truly yours,

/s/ John G. Shanahan

President and Chief Executive Officer

2

             These securities involve a high degree of risk. See “Risk Factors” beginning on page 10 of this proxy circular/prospectus for a discussion of specified matters that should be considered.

             Neither the Securities and Exchange Commission nor any state securities commission or similar authority in Canada has approved or disapproved of these securities or determined if this proxy circular/prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

             This proxy circular/prospectus is dated __________ __, 2013 and is first being mailed to shareholders on or about __________ __, 2013.

____________________

REVETT MINERALS INC.
11115 East Montgomery Drive, Suite G
Spokane Valley, Washington 99206

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

To our Shareholders:

             NOTICE IS HEREBY GIVEN that a special meeting of shareholders (the “Special Meeting”) of REVETT MINERALS INC. (the “Corporation”) will be held on December __, 2013, at the hour of 10:00 a.m. (Spokane Valley, Washington time) at our executive offices, 11115 East Montgomery, Suite G, Spokane Valley, Washington for the following purposes:

             1.              to consider, and if deemed advisable, approve a special resolution authorizing the Corporation to make an application under Section 188 of the CBCA to change its jurisdiction of incorporation from the federal jurisdiction of Canada to the State of Delaware, United States of America, and to approve the certificate of incorporation authorized in the special resolution to be effective as of the date of the Corporation’s domestication (Proposal 1); and

             2.              to transact such other business as is proper at such meeting or any adjournment thereof.

             A shareholder wishing to be represented by proxy at the Special Meeting or any postponement or adjournment thereof must deposit his or her duly executed form of proxy with the Corporation’s transfer agent and registrar, Computershare Investor Services Inc., 8th Floor, 100 University Avenue, Toronto, Ontario, M5J 2Y1, Attention: Proxy Department, or by facsimile to (416) 263-9524 or 1-866-249-7775 not later than 10:00 a.m. (Spokane Valley, Washington time) on December __, 2013 or, if the Special Meeting is adjourned, 48 hours (excluding Saturdays and holidays) before any postponement or adjournment of the Meeting. The time limit for the deposit of proxies may be waived by the chair of the Special Meeting at his discretion, without notice. A shareholder may also vote by telephone or via the Internet by following the instructions on the form of proxy. If a shareholder votes by telephone or via the Internet, completion or return of the proxy form is not needed. The directors of the Corporation have fixed the close of business on November 1, 2013 as the record date for the determination of the shareholders of the Corporation entitled to receive notice of the Special Meeting and to vote at the Special Meeting. No cumulative voting rights are authorized.

             A proxy circular/prospectus and form of proxy accompany this Notice.

             DATED at Spokane Valley, Washington this ____ day of __________, 2013.

/s/ Monique Hayes

Monique Hayes, Secretary

MANAGEMENT PROXY CIRCULAR
TABLE OF CONTENTS

REVETT MINERALS INC.

PROXY CIRCULAR/PROSPECTUS
(All dollar amounts expressed herein are U.S. dollars)

SUMMARY

             This summary highlights selected information appearing elsewhere in this proxy circular/prospectus (the “Circular”) and does not contain all the information that you should consider in making a decision with respect to the proposals described herein. You should read this summary together with the more detailed information, including our financial statements and the related notes incorporated by reference into this Circular, and the exhibits attached hereto. You should carefully consider, among other things, the matters discussed in “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” which are included in this Circular or are incorporated by reference into this Circular. You should read this Circular and the documents incorporated by reference into this Circular in their entirety.

             Unless otherwise provided in this Circular, references to the “Corporation,” “Revett Minerals,” “we,” “us” and “our” refer to Revett Minerals Inc., a Canadian corporation, prior to the change of jurisdiction. References to “Revett Mining” and “Revett Mining Company, Inc.” refer to Revett Mining Company, Inc., a Delaware corporation, as of the effective time of the change in jurisdiction.

Revett Minerals Inc.

             Revett Minerals was incorporated under the Canada Business Corporations Act (“CBCA”) in August 2004 to acquire Revett Silver Company, a Montana corporation, and undertake a public offering of its common shares (“Common Shares”) in Canada, transactions that were completed in February 2005. Revett Silver Company was organized in April 1999 to acquire the Troy mine (“Troy”) and the Rock Creek project (“Rock Creek”) from ASARCO Incorporated and Kennecott Delaware Company, transactions that were completed in October 1999 and February 2000, respectively.

             Troy is an underground silver and copper mine. ASARCO operated the mine from 1981 to 1993, and then placed it on care and maintenance. We resumed mining operations in January 2005 and produced ore more or less continuously since then until December 2012, when we suspended mining operations due to unstable ground conditions in portions of the mine. We continued to assess these conditions until October 2013, when we concluded that we could not use an existing haulage route to resume operations but would instead have to construct a deeper decline to the C bed and previously undeveloped I Bed deposits at Troy, a process that will take a minimum of twelve months to complete, at a cost of approximately $12 million. Rock Creek is a large development-stage underground silver and copper project.

             Our principal executive office is located at 11115 East Montgomery, Suite G, Spokane Valley, Washington 99206, and our telephone number at that address is (509) 921-2294. Our registered office in Canada is located at 1 First Canadian Place, 100 King Street West, Suite 1600, Toronto, Ontario, Canada M5X 1G5.

             Set forth below in a question and answer format is general information regarding the Special Meeting of Shareholders (the “Special Meeting”) to which this Circular relates. This general information regarding the Special Meeting is followed by a more detailed summary of the process relating to, reasons for and effects of our proposed change in jurisdiction of incorporation from Canada to Delaware in the United States (Proposal 1 in the Notice of Special Meeting), which we refer to in this Circular as the domestication.

Questions and Answers About the Domestication

             Q.              What is the purpose of the Special Meeting?

             A.              The purpose of the Special Meeting is to vote on the proposal to approve a special resolution authorizing us to make an application to change our jurisdiction of incorporation to Delaware and adopt a certificate of incorporation of Revett Mining Company, Inc. to be effective as of the date of our domestication, and to transact such other business as is proper at the Special Meeting.

             Q.              Where will the Special Meeting be held?

             A.              The Special Meeting will be held at our executive offices, 11115 East Montgomery, Suite G, Spokane Valley, Washington on December __, 2013, at the hour of 10:00 a.m. (Spokane Valley, Washington time).

             Q.              Who is soliciting my vote?

             A.              Our management is soliciting your proxy to vote at the Special Meeting. This Circular and form of proxy were first mailed to our shareholders on or about ________ __, 2013. Your vote is important. We encourage you to vote as soon as possible after carefully reviewing this Circular and all information incorporated by reference into this Circular.

             Q.              Who is entitled to vote?

             A.              The record date for the determination of shareholders entitled to receive notice of the Meeting is November 1, 2013. In accordance with the provisions of the CBCA, we will prepare a list of our registered holders of Common Shares (the “Common Shareholders”) as of the record date. If you were a Common Shareholder as of the record date, you will be entitled to vote to approve the special resolution authorizing the change of jurisdiction and approval of the certificate of incorporation of Revett Mining Company, Inc. to be effective as of the date of our domestication (Proposal 1 in the Notice of Special Meeting) and any other matter that is properly submitted for shareholder vote at the Special Meeting.

             Q.              What am I voting on?

             A.              The Common Shareholders are entitled to vote on a special resolution authorizing us to make an application under Section 188 of the CBCA to change our jurisdiction of incorporation from the federal jurisdiction of Canada to the State of Delaware, United States of America, by way of a continuance under Section 188 of the CBCA and a domestication under Section 388 of the Delaware General Corporation Law (“DGCL”), and to approve the certificate of incorporation of Revett Mining Company, Inc. authorized in the special resolution to be effective as of the date of our domestication.

             Q.              What is the voting recommendation of the Board of Directors?

             A.              The Board of Directors recommends a vote FOR the special resolution authorizing us to make an application under Section 188 of the CBCA to change our jurisdiction of incorporation from the federal jurisdiction of Canada to the State of Delaware, United States of America, by way of a continuance, and to approve the certificate of incorporation of Revett Mining Company, Inc. authorized in the special resolution to be effective as of the date of our domestication.

             Q.              Will any other matters be voted on?

             A.              The Board of Directors does not intend to present any other matters at the Special Meeting. The Board of Directors does not know of any other matters that will be brought before our shareholders for a vote at the Special Meeting. If any other matter is properly brought before the Special Meeting, your signed proxy card gives authority to John G. Shanahan and, failing him, Timothy R. Lindsey, as proxies, with full power of substitution, to vote on such matters at their discretion.

             Q.              How many votes do I have?

             A.              Common Shareholders are entitled to one vote for each Common Share held as of the close of business on the record date.

             Q.              What is the difference between holding shares as a shareholder of record and as a beneficial owner?

             A.              Many shareholders hold their shares through a stock broker or bank (“Intermediaries”) rather than directly in their own names. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

             Shareholder of Record – If your shares are registered directly in your name with our transfer agent, you are considered, with respect to those shares, the “shareholder of record,” and these Circular materials are being sent directly to you by us. You may vote the shares registered directly in your name by completing and mailing the proxy card or by voting in person at the Special Meeting.

             Beneficial Owner – Non-registered holders who have not objected to their Intermediary disclosing certain ownership information about themselves to the Corporation are referred to as “NOBOs”. Those non-registered holders who have objected to their Intermediary disclosing ownership information about themselves to the Corporation are referred to as “OBOs”. The Corporation has elected to send the Notice, this Circular and the form of proxy (collectively, the “meeting materials”) directly to the NOBOs, to the extent possible, and indirectly through Intermediaries to the OBOs. The Intermediaries (or their service companies) are responsible for forwarding the meeting materials to each OBO, unless the OBO has waived the right to receive them. Intermediaries will frequently use service companies to forward the meeting materials to non-registered holders.

             Q.              How do I vote?

             A.              If you are a shareholder of record, there are two ways to vote: By completing and mailing your proxy card; or by voting in person at the Special Meeting. If you return your proxy card but you do not indicate your voting preferences, the proxies will vote your shares FOR Proposal 1 and on any other matter that is properly submitted for shareholder vote at the Special Meeting.

             Generally, anon-registered holder who has not waived the right to receive meeting materials will either:

                          (i)              be given a voting instruction form (“VIF”) which is not signed by the Intermediary, and which, when properly completed and signed by the non-registered holder and returned to the Intermediary or its service company, will constitute voting instructions which the Intermediary must follow; or

                          (ii)              less frequently, be given a form of proxy which has already been signed by the Intermediary (typically by a facsimile, stamped signature), which is restricted as to the number of common shares beneficially owned by the non-registered holder and must be completed, but not signed, by the non-registered holder and deposited with the Corporation’s transfer agent, Computershare Investor Services Inc..

             These meeting materials are being sent to both registered shareholders and non-registered holders. If you are a non-registered holder, and the Corporation or its agent has sent these meeting materials to you, your name and address and information about your holdings of securities have been obtained in accordance with applicable securities regulatory requirements from the Intermediary holding securities on your behalf. By choosing to send these meeting materials to you directly, the Corporation (and not the Intermediary holding securities on your behalf) has assumed responsibility for delivering these materials to you and executing your proper voting instructions. Please return your voting instructions as specified in the request for voting instruction.

             VIFs, whether provided by the Corporation or by an Intermediary, should be completed and returned in accordance with the specific instructions noted on the VIF, including those regarding where and by when the VIF is to be delivered. The purpose of this procedure is to permit non-registered holders to direct the voting of the common shares that they beneficially own.

             Should a non-registered holder who receives a VIF wish to attend the Special Meeting or have someone else attend on his or her behalf, the non-registered holder should follow the instructions set forth in the VIF.

             Q.              Can I change my vote or revoke my proxy?

             A.              A Common Shareholder who has given a proxy has the power to revoke it by depositing an instrument in writing executed by the shareholder or by the shareholder’s attorney authorized in writing either at our registered office at any time up to and including the last business day preceding the day of the Special Meeting, or any adjournment thereof, or with the chairman of the Special Meeting on the day of the Special Meeting or any adjournment thereof, or in any other manner permitted by law. A Common Shareholder who has given a proxy may also revoke it by signing a form of proxy bearing a later date and depositing it by the time specified in the Notice or by delivering a written statement revoking the proxy. The written statement must be delivered to the Corporate Secretary of the Corporation at 11115 East Montgomery, Suite G, Spokane Valley, Washington, U.S.A. 99206 no later than 5:00 p.m. (Spokane Valley, Washington time) on the last business day prior to the date of the Special Meeting or any adjournment of the Special Meeting, or to the chairman of the Special Meeting on the day of the Special Meeting or any adjournment thereof.

             Q.              How are votes counted?

             A.              We will appoint a scrutineer at the Special Meeting, who will collect all proxies and ballots and tabulate the results. The scrutineer is typically a representative of our transfer agent.

             Q.              Who pays for soliciting proxies?

             A.              We will bear the cost of soliciting proxies from the shareholders. It is planned that the solicitation will be initially by mail, but proxies may also be solicited by our employees by telephone or email. These persons will receive no additional compensation for such services but will be reimbursed for reasonable out-of-pocket expenses. Arrangements will also be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation materials to the beneficial owners of shares held of record by these persons, and we will reimburse them for their reasonable out-of-pocket expenses. The cost of such solicitation, estimated to be approximately $10,000, will be borne by us.

             Q.              What is the quorum requirement of the Special Meeting?

             A.              A quorum for the consideration of Proposal 1 shall be Common Shareholders present in person or by proxy representing not less than one-third of the total outstanding Common Shares.

             Q.              What are broker non-votes?

             A.              Broker non-votes occur when holders of record, such as banks and brokers holding shares on behalf of beneficial owners, do not receive voting instructions from the beneficial holders at least ten days before the Special Meeting. Broker non-votes will not affect the outcome of the matters being voted on at the Special Meeting, assuming that a quorum is obtained.

             Q.              What is the vote required to approve the domestication?

             A.              Our change of jurisdiction from Canada to Delaware requires the affirmative vote, in person or by proxy, of two-thirds of the votes cast by the Common Shareholders at the Special Meeting if a quorum, or one-third of the total outstanding Common Shares, is present.

             Q.              Multiple shareholders live in my household, and together we received only one copy of this Circular. How can I obtain my own separate copy of this document for the Special Meeting?

             A.              You may pick up copies in person at the Special Meeting or download them from our Internet web site, www.revettminerals.com (click on the link to the Investor Relations page). If you want copies mailed to you and are a beneficial owner, you must request them from your broker, bank or other nominee. If you want copies mailed to you and are a shareholder of record, we will mail them promptly if you request them from our corporate office by phone at (509) 921-2294 or by mail to 11115 East Montgomery Drive, Suite G, Spokane Valley, Washington 99206, Attention: Monique Hayes. We cannot guarantee you will receive mailed copies before the Special Meeting.

             Q.              Who can help answer my questions?

             A.              If you have questions about the Special Meeting you should contact Monique Hayes at (509) 921-2294 or by emailing her at hayes@revettminerals.com. You may also obtain additional information about us from documents filed with the SEC or with Canadian securities regulatory authorities by following the instructions in the section entitled “Where You Can Find More Information.”

Principal Holders of Voting Securities

             The following table sets forth as of October 12, 2013 the names and addresses of, and the number of shares beneficially owned by persons other than our directors and executive officers who are known to us to own more than five percent (5%) of our outstanding Common Shares. At such date, 34,596,387 Common Shares were outstanding. An additional 3,282,000 Common Shares were issuable pursuant to presently exercisable options at such date and were deemed to be outstanding.

Name	Address	Number of Common Shares	Percentage of Common Shares (Diluted)
Silver Wheaton Corp.	Suite 3150 - 666 Burrard Street Vancouver, British Columbia V6C 2X8	5,285,979	14.0%
Trafigura Beheer B.V.	Van Heuven Goedhartlaan 937, 1187 LD Amsterlveen, P.O. Box 74135, 1070 BC Amsterdam, The Netherlands	3,666,667	9.7%
Wexford Capital	411 West Putnam Ave., Suite 125 Greenwich, Connecticut 06830	3,576,865	9.4%

The Domestication Proposal

             The Board of Directors is proposing to change our jurisdiction of incorporation from the federal jurisdiction of Canada to the State of Delaware through a transaction called a “continuance” under Section 188 of the CBCA and a “domestication” under Section 388 of the DGCL. Under the DGCL, a corporation becomes domesticated in Delaware by filing a certificate of corporate domestication and a certificate of incorporation with the Secretary of State of the State of Delaware. The domesticated corporation, which will be called Revett Mining Company, Inc., will become subject to the DGCL on the date of its domestication, but will be deemed for the purposes of the DGCL to have commenced its existence in Delaware on the date it originally commenced existence in Canada. The Board of Directors has unanimously approved the domestication, believes it to be in our best interests, and unanimously recommends approval.

             Our Board of Directors has determined to pursue the domestication for a number of reasons, the foremost being that we have no significant presence in Canada. Our corporate offices and operations are located in the United States, most of our shareholders reside there, and the principal market for our common shares is the New York Stock Exchange Market Division. In addition, domiciling in the United States will eventually enable us to eliminate one level of holding company ownership (by merging our wholly-owned Revett Silver Company subsidiary with and into Revett Mining Company, Inc.) and streamline our corporate structure. We believe this will lead to greater acceptance in the capital markets, lower accounting and legal fees, and greater shareholder value. We chose the State of Delaware to be our domicile principally because the DGCL expressly accommodates continuances under the CBCA, and also because of the comprehensive body of case law interpreting the DGCL that has evolved over the years, including case law interpreting the duties and obligations of directors and officers. We believe the domestication will unambiguously establish us as a U.S. corporation and help us achieve our strategic goals.

             The domestication will change the corporate laws that apply to our shareholders from the federal jurisdiction of Canada to the State of Delaware. There are material differences between the CBCA and the DGCL. Our shareholders may have more or fewer rights under Delaware law depending on the specific set of circumstances.

             We plan to complete the proposed domestication as soon as possible following approval by our shareholders. The domestication will be effective on the date set forth in the certificate of corporate domestication and certificate of incorporation, as filed with the Secretary of State of the State of Delaware. Thereafter, Revett Mining Company, Inc. will be subject to the certificate of incorporation filed in Delaware. We will be discontinued in Canada as of the date shown on the certificate of discontinuance issued by the Director appointed under the CBCA, which is expected to be the same date as the date of the filing of the certificate of corporate domestication and certificate of incorporation in Delaware. However, the Board of Directors may decide to delay the domestication or not to proceed with the domestication after receiving approval from our shareholders if it determines that the domestication is no longer advisable. The Board of Directors has not considered any alternative action if the domestication is not approved or if it decides to abandon the domestication.

             The domestication will not interrupt our corporate existence, our operations, our outstanding agreements and obligations, or the trading market of our Common Shares. Each outstanding Common Share at the time of the domestication will remain issued and outstanding as a share of common stock of Revett Mining Company, Inc. after our corporate existence is continued from Canada under the CBCA and domesticated in Delaware under the DGCL. Following the completion of the domestication, Revett Mining Company, Inc.’s common stock will continue to be listed on the New York Stock Exchange Market Division and the Toronto Stock Exchange under the symbol “RVM” and will continue to be listed on the Frankfurt Stock Exchange under the symbol “37RN”.

Regulatory and Other Approvals

             The continuance is subject to the authorization of the director appointed under the CBCA. The director is empowered to authorize the continuance if, among other things, he is satisfied that the continuance will not adversely affect our creditors or shareholders.

Tax Consequences of the Domestication

             U.S. Federal Income Tax Consequences. We believe that the change in our jurisdiction of incorporation will constitute a tax-free reorganization within the meaning of Section 368(a) of the United States Internal Revenue Code and generally neither we nor Revett Mining Company, Inc. should recognize any gain or loss for U.S. federal income tax purposes as a result of the domestication, other than as described later herein in “United States Federal Income Tax Consequences.” If, for any reason, we determine that the domestication would not qualify as a tax-free reorganization, we will abandon the domestication.

             For U.S. shareholders, the domestication also would generally be tax-free, however, Internal Revenue Code Section 367 has the effect of potentially imposing income tax on such holders in connection with such transactions. Pursuant to the Treasury Regulations under Internal Revenue Code Section 367, any U.S. holder that owns, directly or through attribution, 10% or more of the combined voting power of all classes of our stock (which we refer to as a 10% shareholder) will have to recognize a deemed dividend on the domestication equal to the “all earnings and profits amount,” within the meaning of Treasury Regulation Section 1.367(b) -2, attributable to such holder’s shares in the Corporation. Any U.S. shareholder that is not a 10% shareholder and whose shares have a fair market value of less than $50,000 on the date of the domestication, will recognize no gain or loss as a result of the domestication. A U.S. shareholder that is not a 10% shareholder but whose shares have a fair market value of at least $50,000 on the date of the domestication must generally recognize gain (but not loss) on the domestication equal to the difference between the fair market value of the Revett Mining Company, Inc. common stock received at the time of the domestication over the shareholder’s tax basis in our shares. Such a shareholder, however, instead of recognizing gain, may elect to include in income as a deemed dividend the “all earnings and profits amount” attributable to his shares in the Corporation which we refer to as a “Deemed Dividend Election.”

             Based on all available information, we believe that no U.S. shareholder of the Corporation should have a positive “all earnings and profits amount” attributable to such shareholder’s shares in the Corporation, and that we are not a “passive foreign investment company” as that term is defined in the Internal Revenue Code of 1986, as amended, or the Code, and accordingly no U.S. shareholder should be subject to tax on the domestication. Our belief with respect to the “all earnings and profits amount” results from detailed calculations performed by a nationally recognized accounting firm based on information provided to them by us. Our earnings and profits for this purpose were calculated in conformity with the relevant provisions of the Code and the Treasury Proposed and Final Regulations in force as of the date of this Circular, the current administrative rulings and practices of the Internal Revenue Service, or the IRS and judicial decisions as they relate to those statutes and regulations.

             Based on our limited activity at the holding company level and the size of our existing earnings and profits deficit, we do not believe that a U.S. shareholder should have a positive “all earnings and profits” amount attributable to such shareholder’s shares in the Corporation. As a result, we believe that no U.S. shareholder should be required to include any such amount in income as a result of the domestication. However , no assurance can be given that the IRS will agree with us. If it does not agree, then a U.S. shareholder may be subject to adverse U.S. federal income tax consequences. A U.S. shareholder’s tax basis in the shares of common stock of Revett Mining Company, Inc. received in the exchange will be equal to such shareholder’s tax basis in the shares of the Corporation, increased by the amount of gain (if any) recognized in connection with the domestication or the amount of the “all earnings and profits amount” included in income by such U.S. shareholder. A U.S. shareholder’s holding period in the shares of common stock of Revett Mining Company, Inc. should include the period of time during which such shareholder held his shares in the Corporation, provided that the shares of the Corporation were held as capital assets.

             Canadian Federal Income Tax Consequences. Under the Income Tax Act (Canada), or Tax Act, the change in our jurisdiction from Canada to the United States will cause our tax year to end immediately before the domestication. Furthermore, we will be deemed to have disposed of all of our property immediately before the continuance for proceeds of disposition equal to the fair market value of the property at that time. We will be subject to a separate corporate emigration tax imposed equal to the amount by which the fair market value of all of our property (principally consisting of all of the outstanding shares of capital stock of our United States operating subsidiary, Revett Silver Company) immediately before the continuance exceeds the aggregate of our liabilities at that time (other than dividends payable and taxes payable in connection with the emigration tax) and the amount of paid-up capital on all of our outstanding Common Shares.

             We have reviewed our assets, liabilities, paid-up capital and other tax balances with the assistance of our professional advisors. Based on our calculations, if the market price of our Common Shares does not exceed $2.25 per share and the exchange rate of the Canadian dollar to the U.S. dollar remains relatively constant and does not exceed CDN $1.00 equals $0.97, then we should not incur any Canadian income taxation arising on the domestication. This conclusion is based in part on determinations of factual matters, including determinations regarding the fair market value of our assets and tax attributes, any or all of which could change prior to the effective time of the domestication. If the market price of our Common Shares exceeds such amount, however, or if the exchange rate of the Canadian dollar to the U.S. dollar appreciably changes, such that the Canadian dollar becomes more valuable in relation to the value of the U.S. dollar, then we could incur Canadian income taxation as a result of the domestication.

             Our shareholders who hold our common shares after the domestication will not be considered to have disposed of their shares by reason only of the domestication. Accordingly, the domestication will not cause Canadian resident shareholders to realize a capital gain or loss on their shares and there will be no effect on the adjusted cost base of their shares.

             The foregoing is a brief summary of the principal income tax considerations only and is qualified in its entirety by the more detailed description of income tax considerations in “United States and Canadian Tax Considerations” in this Circular, which shareholders are urged to read. This summary does not discuss all aspects of United States and Canadian tax consequences that may apply in connection with the domestication. Shareholders should consult their own tax advisors as to the tax consequences of the domestication applicable to them. In addition, please note that other tax consequences may arise under applicable law in other countries.

Accounting Treatment of the Domestication

             Our domestication as a Delaware corporation represents a transaction between entities under common control. Assets and liabilities transferred between entities under common control are accounted for at carrying value. Accordingly, the assets and liabilities of Revett Mining Company, Inc. will be reflected at their carrying value to us. Any of our shares that we acquire from dissenting shareholders will be treated as an acquisition of treasury stock at the amount paid for the shares.

Dissent Rights of Shareholders

             If you wish to dissent and do so in compliance with Section 190 of the CBCA, and we proceed with the domestication, you will be entitled to be paid the fair value of the Common Shares you hold. Fair value is determined as of the close of business on the day before the domestication is approved by our Common Shareholders. If you wish to dissent, you must send written objection to the domestication to us at or before the Special Meeting. If you vote in favor of the domestication, you in effect lose your rights to dissent. If you withhold your vote or vote against the domestication, you preserve your dissent rights to the extent you comply with Section 190 of the CBCA.

             However, it is not sufficient to vote against the domestication or to withhold your vote. You must also provide a separate dissent notice at or before the Special Meeting. If you grant a proxy and intend to dissent, the proxy must instruct the proxy holder to vote against the domestication in order to prevent the proxy holder from voting such shares in favor of the domestication and thereby voiding your right to dissent. Under the CBCA, you have no right of partial dissent. Accordingly, you may only dissent as to all your Common Shares. Section 190 of the CBCA is reprinted in its entirety as Exhibit E to this Circular.

Comparison of Shareholder Rights

             Upon completion of the domestication, our shareholders will be holders of common stock of Revett Mining Company, Inc., a Delaware corporation, and their rights will be governed by the DGCL as well as Revett Mining Company, Inc.’s certificate of incorporation and bylaws. Shareholders should be aware that the rights they currently have under the CBCA may, with respect to certain matters, be different than the rights they will have as stockholders under the DGCL. For example, under the CBCA, a company has the authority to issue an unlimited number of shares whereas, under the DGCL, a Delaware corporation may only issue the number of shares that is authorized by its certificate of incorporation and stockholder approval must be obtained to amend the certificate of incorporation to authorize the issuance of additional shares. We refer you to the section entitled “The Domestication – Comparison of Shareholder Rights” for a more detailed description of the material differences between the rights of Canadian shareholders and Delaware stockholders.

SELECTED FINANCIAL DATA

             The table below presents our selected historical consolidated financial data as of and for each of the five years ended December 31, 2012, 2011, 2010, 2009 and 2008. The selected historical consolidated financial data as of and for the two years ended December 31, 2012 is derived from our audited consolidated financial statements, which have been audited by KPMG, LLP, and the selected historical consolidated data for the three years ended December 31, 2010 is derived from our audited consolidated financial statements, which have been audited by KPMG LLP Canada, each an independent registered public accounting firm, and are incorporated by reference into this Circular from our Annual Report on Form 10-K for the year ended December 31, 2012.

             The selected historical consolidated financial data set forth below should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes incorporated by reference into this Circular from our Annual Report on Form 10-K for the year ended December 31, 2012. Our financial statements included in and incorporated by reference into this Circular have been prepared in accordance with U.S. GAAP. Amounts are expressed in thousands of dollars, except share and per share amounts.

	As at December 31
	(expressed in thousands of dollars)
	2012	2011	2010	2009	2008
Balance Sheet Data:
Current assets	$34,785	$35,449	$16,385	$7,779	$5,992
Property, plant and equipment	64,357	57,602	57,444	56,086	63,228
Restricted cash	6,533	6,519	6,498	6,633	7,597
Other assets	2,295	3,780	931	1,370	1,125
Total assets	$107,970	$103,350	$81,258	$71,868	$77,942

Current liabilities	$6,268	$7,621	$5,737	$8,382	$10,470
Long-term debt	1,289	408	768	2,572	579
Reclamation and remediation liability	5,598	7,955	7,946	8,166	7,526
Warrant derivative liability	93	1,170	5,876	-	-
Future income taxes	5,942	3,943	-	-	5,917
Temporary equity	-	-	676	676	1,076
Total liabilities	$19,190	$21,097	$21,003	$19,796	$25,568
Non-controlling interest	-	-	-	-	5,253
Shareholders' equity	88,780	82,253	60,255	52,072	47,121
Total liabilities and shareholders’ equity	$107,970	$103,350	$81,258	$71,868	$77,942

	For the Years Ended December 31,
	(expressed in thousands of dollars, except share and per share amounts)
	2012	2011	2010	2009	2008
Income Statement Data:
Revenue	$59,211	$70,111	$47,004	$33,092	$39,487
Cost of sales	42,541	42,262	34,385	32,115	40,727
Depreciation and depletion	2,645	2,519	2,642	2,686	1,864
Exploration and development	3,956	1,752	702	343	2,120
General and administrative	6,781	7,055	4,044	2,833	5,578
Gain on change in reclamation liability	(3,032)	(666)	-	-	-
Accretion of reclamation	675	675	694	640	590
Total expenses	$53,566	$53,597	$42,467	$38,617	$50,879

Other income (expenses):	239	1,487	(5,118)	(386)	(674)
Income (loss) before income taxes and non-controlling interest	5,884	18,001	(581)	(5,911)	(12,066)
Net income (loss) for the period	4,085	13,496	(614)	(3,673)	(6,690)
Deficit, beginning of period	(2,494)	(14,777)	(14,163)	(10,490)	(3,800)

Retained earnings (deficit)	$1,591	$(2,494)	$(14,777)	$(14,163)	$(10,490)

Per Share Data:
Basic income (loss) per share	$0.12	$0.36	$(0.02)	$(0.15)	$(0.45)
Fully diluted income (loss) per share	$0.10	$0.31	$(0.02)	$(0.15)	$(0.45)
Weighted average number of shares outstanding:
Basic	34,315,008	33,803,368	27,928,475	21,260,952	14,996,511
Fully diluted	35,316,954	35,257,668	27,928,475	21,260,952	14,996,511
Dividends paid during the period	-	-	-	-	-

RISK FACTORS

             You should carefully consider the risks and uncertainties described below, together with all of the other information and risks included in, or incorporated by reference into this Circular, including our consolidated financial statements and the related notes thereto incorporated by reference into this Circular from our Annual Report on Form 10-K for the year ended December 31, 2012, before making a decision whether to vote for the proposal described in this Circular.

             The following risk factors and other information in this Circular contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and forward-looking information within the meaning of applicable Canadian legislation. This summary does not discuss all aspects of U.S. or Canadian tax consequences that may apply in connection with the domestication. In addition, please note that other tax consequences may arise under applicable law in other countries. If any of the following events or developments described below actually occur, the business, financial condition or operating results of Revett Mining Company, Inc. could be materially harmed. This could cause the trading price of its common stock to decline, and you may lose all or part of your investment.

Risks Relating to the Domestication

             If the IRS does not agree with the our calculation of the “all earnings and profits amount” attributable to a shareholder’s shares in the Corporation, Revett Mining Company Inc.’s stockholders may owe income taxes as a result of the domestication. We believe that the domestication will qualify as a tax-free reorganization for U.S. federal income tax purposes and that based upon a review of our earnings and profits, no U.S. shareholder should be subject to U.S. federal income tax as a result of the domestication. Based on a review of information available to us, we believe that Revett Minerals Inc. has a deficit in “earnings and profits.” As a result, no U.S. shareholder should have a positive “all earnings and profits amount” attributable to such shareholder’s Common Shares, and therefore no U.S. shareholder should be required to include any such amount in income as a result of the domestication.

             Based on our limited activity at the holding company level and the size of our existing earnings and profits deficit, we do not believe that a U.S. shareholder should have a positive “all earnings and profits” amount attributable to such shareholder’s shares in the Corporation. However, if the IRS does not agree with our calculation of the “all earnings and profits amount,” a shareholder may be subject to adverse U.S. federal income tax consequences on the domestication. Any U.S. shareholder who owns, directly or indirectly, 10% or more of the combined voting power of all classes of our common stock at the time of the domestication will have to recognize income, categorized as dividend income for U.S. federal income tax purposes, equal to the “all earnings and profits amount,” within the meaning of Treasury Regulation Section 1.367(b) -2, allocable to such U.S. shareholder’s shares in the Corporation. Any U.S. shareholder who owns less than 10% of the combined voting power of all classes of our Common Shares and whose shares have a fair market value of $50,000 or more on the date of the domestication will, assuming the deemed dividend election is made by such U.S. shareholder, have income in an amount equal to the lesser of the gain, if any, on the domestication or “all earnings and profits amount” attributable to his shares in Revett Minerals Inc. U.S. shareholders who own less than 10% of the combined voting power of all classes of our shares and whose shares have a fair market value below $50,000 are not subject to tax on the domestication. For additional information on the U.S. federal income tax consequences of the domestication, see “United States Federal Income Tax Consequences”.

             The rights of our shareholders under Canadian law will differ from their rights under Delaware law, which will, in some cases, provide less protection to shareholders following the domestication. Upon consummation of the domestication, our shareholders will become stockholders of a Delaware corporation. There are material differences between the CBCA and the DGCL and our current and proposed charter and bylaws. For example, under Canadian law, many significant corporate actions such as amending a corporation’s articles of incorporation or consummating a merger require the approval of two-thirds of the votes cast by shareholders, whereas under Delaware law, a majority of the total voting power of all of those entitled to vote may approve the matter. Furthermore, shareholders under Canadian law are entitled to dissent and appraisal rights under a number of extraordinary corporate actions, including an amalgamation with another unrelated corporation, certain amendments to a corporation’s articles of incorporation or the sale of all or substantially all of a corporation’s assets; under Delaware law, stockholders are entitled to dissent and appraisal rights for certain specified corporate transactions such as mergers or consolidations. If the domestication is approved, shareholders may be afforded less protection under the DGCL than they had under the CBCA in certain circumstances. See “The Domestication – Comparison of Shareholder Rights”.

             The proposed domestication will result in additional direct and indirect costs whether or not it is completed. The domestication will result in additional direct costs. We will incur attorneys’ fees, accountants’ fees, filing fees, mailing expenses and financial printing expenses in connection with the domestication. The domestication will also temporarily divert the attention of our management and employees from the day-to-day management of the business to a limited extent.

             The amount of corporate tax payable by us will be affected by the value of our property on the date of the domestication. For Canadian tax purposes, on the date of the domestication we will be deemed to have a year end and will also be deemed to have sold all of our property and received the fair market value for those properties. We do not expect that we will be subject to any Canadian taxation on this deemed disposition. However, we will be subject to an additional corporate emigration tax equal to 5% of the amount by which the fair market value of our property, net of liabilities, exceeds the paid-up capital of our issued and outstanding shares. We have completed certain calculations of our tax accounts with the assistance of professional advisors, and assuming the fair market value of our property reflects the market price of our stock, a stock price of $2.25 per common share and that the exchange rate of the Canadian dollar to the U.S. dollar is CDN $1.00 equals $0.97, the domestication would not result in the imposition of any corporate emigration tax. That said, we likely would be subject to the corporate emigration tax if the price of our Common Shares increased or if the value of the Canadian dollar strengthened relative to the value of the U.S. dollar. Further, it is possible that the Canadian federal tax authorities may not accept our valuations or calculations of our tax accounts, which may result in additional taxes payable as a result of the domestication. As is customary, when a Canadian federal tax liability depends largely on factual matters, we have not applied to the Canadian federal tax authorities for a ruling on this matter and do not intend to do so.

             We are of the view that our principal undertaking will be carrying on an active mining business rather than an investment business for purposes of the proposed “foreign investment entity” tax rules under the Tax Act. As such, we should not qualify as a foreign investment entity, and Canadian resident shareholders should not be adversely affected by the proposed tax rules applicable to a foreign investment entity. However, the determination of whether or not we are a foreign investment entity must be made on an annual basis at the end of each taxation year.

Other Risks of Our Business

             Operations at Troy are currently suspended. In mid-December 2012, we suspended underground mining operations at Troy because of unstable and unsafe ground conditions in the mine. Following the suspension, we installed geophone monitoring devices and worked with MSHA and our geotechnical consultants to inspect the mine and develop alternate travel and haulage routes that bypassed affected areas. We undertook these measures believing we could safely resume operations using these alternate routes. We continued to assess these conditions for the first nine months of 2013, but concluded in October that we could not use the existing haulage route and would instead have to construct a deeper decline to the C Bed and previously undeveloped I Bed deposits if we were to resume mining operations at Troy. We estimate that this construction will take a minimum of twelve months to complete, at a cost of approximately $12 million. We have sufficient funds to commence construction of the new decline and are in the process of determining how we will finance the balance of the construction costs. We expect to begin construction once we obtain MSHA approval. These construction costs and resulting delays will materially and adversely affect our business and financial condition until mining operations can be resumed.

             Copper and silver prices fluctuate markedly. Our operations are significantly influenced by the price of copper and silver. Copper and silver prices fluctuate widely and are affected by numerous factors that are beyond our control, such as the strength of the United States dollar, global and regional industrial demand, and the political and economic conditions of major producing countries throughout the world. Since 1990, world average copper prices have fluctuated from a low of $0.71 per pound in 2002 to a high of $4.00 per pound in 2011, and world average annual silver prices have fluctuated from a low of $3.95 per ounce in 1992 to a high of $35.11 per ounce in 2011.

             There are other formidable risks to mining. We are subject to all of the risks inherent in the mining industry, including industrial accidents, labor disputes, environmental related issues, unusual or unexpected geologic formations, cave-ins, surface subsidence, flooding, power disruptions and periodic interruptions due to inclement weather. These risks could result in damage to or destruction of our mineral properties and production facilities, personal injury, environmental damage, delays, monetary losses and legal liability. In addition, we are subject to competition for new minerals properties, management and skilled miners from other mining companies, many of which have significantly greater resources than we do. We also have no control over changes in governmental regulation of mining activities, the speculative nature of mineral exploration and development, operating hazards, fluctuating metal prices and inflation and other economic conditions.

             Legal challenges could prevent us from ever developing Rock Creek. Our proposed development of Rock Creek has been challenged by several regional and national conservation groups at various times subsequent to the Forest Service’s initial issuance of a Record of Decision approving our plan of operation in 2003. Some of these challenges have alleged violations of a variety of federal and state laws and regulations pertaining to our permitting activities at Rock Creek, including the Endangered Species Act, the National Environmental Policy Act, the 1872 Mining Law, the Federal Land Policy Management Act, the Wilderness Act, the National Forest Management Act, the Clean Water Act, the Clean Air Act, the Forest Service Organic Act of 1897 and the Administrative Procedural Act. Although we have generally successfully addressed these challenges, we were directed by a federal district court in May 2010 to produce a supplemental EIS to address NEPA procedural deficiencies identified by the court. We cannot predict with any degree of certainty how possible future challenges will be resolved. Rock Creek is potentially the more significant of our two mining assets. New court challenges to the supplemental EIS and a revised Record of Decision may delay us from proceeding with our planned development at Rock Creek. If we are successful in completing the supplemental EIS and defending any challenges, we still must comply with a number of requirements and conditions as development progresses, failing which we could be denied the ability to continue with our proposed activities at Rock Creek.

             Our reclamation liability at Troy could be substantial. Our financial obligations with respect to the reclamation, restoration and closure of Troy are presently covered by a $12.9 million surety bond which includes $6.5 million in a restricted cash account. In late 2012, DEQ and the Forest Service issued a new EIS and Record of Decision pertaining to the Troy reclamation. We do not presently know whether the revised reclamation plan will increase our bonding costs. Laws governing the closure of mining operations in Montana have become more stringent since Troy was first placed into production. These factors could result in the imposition of a higher performance bond. Our reclamation liability at Troy is not limited by the amount of the performance bond itself, the bond serves only as security for the payment of these obligations. We would necessarily have to pay for any substantial increase in actual costs over and above the maximum allowed under the bond.

             We presently do not have the financial resources to complete the construction of the new decline at Troy or to develop Rock Creek. Although we are confident we can procure financing, we presently do not have sufficient funds to complete the construction of a new decline to the C Bed and deeper I Bed deposits at Troy. We also do not have sufficient cash to develop a mine or begin mining operations at Rock Creek should it prove feasible to do so.

             The Rock Creek mineral resources are not equivalent to reserves. This Circular includes information that is incorporated by reference from our Annual Report on Form 10-K for the year ended December 31, 2012 concerning the estimated size of our mineral resource at Rock Creek. Since no ore has been produced from Rock Creek, these estimates are preliminary in nature. This Circular also includes information concerning mineral resources at Troy. Although we believe these amounts are significant, it does not mean the mineral resource can be economically mined. A mineral resource is not equivalent to a commercially mineable ore body or “proven reserves” or “probable reserves” under standards promulgated by the United States Securities and Exchange Commission, or SEC, principally because they are less certain and not necessarily amenable to economic development. We will not be able to determine whether Rock Creek contains a commercially mineable ore body until our evaluation program has been completed and we have obtained a final, economic and technical feasibility study that will include an analysis of the amount of ore that can be economically produced under then-prevailing market conditions. United States shareholders are cautioned that the terms “measured mineral resources”, “indicated mineral resources” and “inferred mineral resources” as used in our Annual Report on Form 10-K that is incorporated by reference herein are not recognized by the SEC. The estimation of mineral resources involves greater uncertainty as to their existence and economic feasibility than the estimation of proven and probable reserves. United States shareholders are cautioned not to assume that mineral resources will ever be converted into reserves.

FORWARD-LOOKING STATEMENTS

             From time to time, we may publish “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act and forward-looking information within the meaning of applicable Canadian securities legislation. We generally identify forward-looking statements and information with the words “plan,” “expect,” “anticipate,” “estimate,” “may,” “will,” “should” and similar expressions. We base these forward-looking statements and information on our current expectations and projections about future events.

             We caution readers that a variety of factors could cause our actual results to differ materially from those discussed in, or implied by, these forward-looking statements and information. These risks and uncertainties, many of which are beyond our control, include, but are not limited to: (i) the resumption of mining at Troy, including MSHA approval to construct a new decline to access the deeper, C Bed and undeveloped I Bed deposits at the mine; (ii) the tonnage, grade and economic feasibility of developing these deeper deposits; (iii) geotechnical and safety concerns associated with the decline and continued mining operations; (iv) the volatility of prices for copper and silver; (v) fluctuations in interest rates; (vi) changes in regulatory requirements which could affect the cost and method of doing business; (vii) domestic and international economic conditions; and (viii) legal developments affecting the mining industry and us, including legal developments pertaining to our efforts to permit and develop Rock Creek. Many factors could cause our actual results, performance or achievements to be materially different from any results, performance or achievements that may be expressed or implied by such forward-looking statements including those which are discussed under the heading “Risk Factors” and incorporated by reference into this Circular from Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2012. Should one or more of these risks or uncertainties materialize, or should assumptions underlying the forward-looking statements or information prove incorrect, actual results may vary materially from those described in or incorporated by reference into this Circular as intended, planned, anticipated, believed, estimated or expected. We do not intend, and do not assume, any obligation to update these forward-looking statements or information.

THE SPECIAL MEETING

Solicitation of Proxies

             This Circular is forwarded to our shareholders in connection with the solicitation of proxies by our management for use at our special meeting of shareholders (the “Special Meeting”) to be held on December __, 2013, at the hour of 10:00 a.m. (Spokane Valley, Washington time) at our executive offices, 11115 East Montgomery, Suite G, Spokane Valley, Washington and at any adjournments thereof for the purposes set forth in the Notice of Special Meeting, which accompanies this Circular. This Circular is dated __________ __, 2013 and is first being mailed to shareholders on or about __________ __, 2013.

             The record date for the determination of shareholders entitled to receive notice of the Special Meeting is November 1, 2013. In accordance with the provisions of the CBCA, we will prepare a list of the Common Shareholders as of the record date, all of whom will be entitled to vote their Common Shares to approve the special resolution for the domestication and the certificate of incorporation of Revett Mining Company, Inc. (Proposal 1 in the Notice of Special Meeting) and any other matter properly submitted for shareholder vote at the Special Meeting.

             It is planned that the solicitation will be initially by mail, but proxies may also be solicited by our employees by telephone or email. The cost of such solicitation, estimated to be approximately $______, will be borne by us.

             No person is authorized to give any information or to make any representations other than those contained in this Circular and, if given or made, such information or representations should not be relied upon as having been authorized by us. The delivery of this Circular shall not, under any circumstances, create an implication that there has not been any change in the information set forth or incorporated by reference herein since the date of this Circular. Except as otherwise stated, the information contained in this Circular is given as of __________ __, 2013.

Our Common Shares

             Our shareholders are entitled to one vote at all meetings of shareholders for each common share held as of the record date for the meeting. As of the record date for the Special Meeting, 34,596,387 common shares were issued and outstanding.

             Under the CBCA, the affirmative vote, whether in person or by proxy, of at least two-thirds of the votes cast by the holders of common shares at the Special Meeting is required to approve the change in jurisdiction, if a quorum is present. A quorum contstiutes not less than one-third of our total outstanding common shares.

Appointment and Revocation of Proxies

                          John G. Shanahan and, failing him, Timothy R. Lindsey, have been appointed by the Board of Directors to serve as proxies for the shareholders at the Special Meeting.

Shareholders have the right to appoint persons, other than Mr. Shanahan and Mr. Lindsey, who need not be shareholders, to represent them at the Special Meeting. To exercise this right, the shareholder may insert the name of the desired person in the blank space provided in the form of proxy accompanying this Circular or may submit another form of proxy.

             Proxies must be deposited in the manner and by the time specified in the Notice of Special Meeting.

             Common shares represented by properly executed proxies will be voted by the persons appointed to serve as proxies for the shareholders on any ballot that may be called for, unless the shareholder has directed otherwise, for the proposal to approve the special resolution authorizing the change of jurisdiction and approval of the certificate of incorporation of Revett Mining Company, Inc. (Proposal 1 in the Notice of Special Meeting).

             Each form of proxy confers discretionary authority with respect to amendments or variations to matters identified in the Notice of Special Meeting to which the proxy relates and other matters which may properly come before the Special Meeting. Management knows of no matters to come before the Special Meeting other than the matters referred to in the Notice of Special Meeting. However, if matters which are not known to management should properly come before the Special Meeting, the proxies will be voted on such matters in accordance with the best judgment of the person or persons voting the proxies.

             A shareholder who has given a proxy has the power to revoke it by depositing an instrument in writing executed by the shareholder or by the shareholder’s attorney authorized in writing either at our registered office at any time up to and including the last business day preceding the day of the Special Meeting, or any adjournment thereof, or with the chairman of the Special Meeting on the day of the Special Meeting or any adjournment thereof, or in any other manner permitted by law. A shareholder who has given a proxy may also revoke it by signing a form of proxy bearing a later date and depositing it by the time specified in the Notice of Special Meeting or by delivering a written statement revoking the proxy. The written statement must be delivered to the Corporate Secretary of the Corporation at 11115 East Montgomery, Suite G, Spokane Valley, Washington, U.S.A. 99206 no later than 5:00 p.m. (Spokane Valley, Washington time) on the last business day prior to the date of the Special Meeting or any adjournment of the Special Meeting, or to the chairman of the Special Meeting on the day of the Special Meeting or any adjournment thereof.

             Abstentions and broker non-votes will have no effect with respect to the matters to be acted upon at the Special Meeting.

THE DOMESTICATION
(Proposal No. 1 on the Notice of Special Meeting and the accompanying Proxy)

General

             The Board of Directors is proposing to change our jurisdiction of incorporation from the federal jurisdiction of Canada to the State of Delaware through a transaction called a “continuance” under Section 188 of the CBCA and a “domestication” under Section 388 of the DGCL (collectively referred to as a “domestication” herein), and approve a new certificate of incorporation to be effective on the date of the domestication. We will become subject to the DGCL on the date of our domestication, but will be deemed for the purposes of the DGCL to have commenced our existence in Delaware on the date we originally commenced our existence in Canada. Under the DGCL, a corporation becomes domesticated in Delaware by filing a certificate of corporate domestication and a certificate of incorporation for the corporation being domesticated. The Board of Directors has unanimously approved our domestication and the related certificate of incorporation of Revett Mining Company, Inc., believes it to be in our best interests, and unanimously recommends approval of the domestication and the approval of the certificate of incorporation of Revett Mining Company, Inc. to our shareholders.

             The domestication will be effective on the date set forth in the certificate of corporate domestication and the certificate of incorporation, as filed with the office of the Secretary of State of the State of Delaware. Thereafter, we will be subject to the certificate of incorporation filed in Delaware, a copy of which is attached to this Circular as Exhibit C. We will be discontinued in Canada as of the date shown on the certificate of discontinuance issued by the Director appointed under the CBCA, which we expect to be the date of domestication in Delaware.

             The domestication will not interrupt our corporate existence or operations or the trading markets of our Common Shares. Each outstanding Common Share at the time of the domestication will remain issued and outstanding as a share of common stock of Revett Mining Company, Inc. after our corporate existence is continued from Canada under the CBCA and domesticated in Delaware under the DGCL. The Common Shares will continue to be listed on the New York Stock Exchange Market Division and the Toronto Stock Exchange under the trading symbol “RVM” and on the Frankfurt Stock Exchange under the trading symbol “37RN.”

             We will continue to be subject to the rules and regulations of these exchanges and the obligations imposed by each securities regulatory authority in Canada and the United States, including the SEC. In addition, we will continue to file periodic reports with the SEC pursuant to the Exchange Act. Upon our domestication, our Board of Directors intends to adopt bylaws, copies of which are attached to this Circular as Exhibit D. A copy of Section 190 of the CBCA addressing dissenters’ rights in connection with the continuance is attached to this Circular as Exhibit E.

Principal Reasons for the Domestication

             We are pursuing the domestication for a number of reasons, the foremost being that we have no significant presence in Canada. Our corporate offices and operations are located in the United States, most of our shareholders reside there, and the principal market for our common shares is the New York Stock Exchange Market Division. Despite these strong connections with the United States, we believe we are not uniformly perceived by investors, lenders or potential strategic partners as a U.S. company. Our Board of Directors believes that the absence of a clear U.S. identity may prevent us from maximizing the opportunities and relationships with investors, lenders and potential partners, many of whom prefer to engage in business with a U.S. entity.

             Our Board of Directors chose the State of Delaware to be our domicile because the DGCL expressly accommodates continuances under Section 188 of the CBCA and because the provisions of the DGCL, specifically those dealing with the duties and obligations of directors of a Delaware corporation, have been interpreted by a substantial body of case law in the Delaware courts. We believe the domestication will unambiguously establish us as a U.S. corporation and help us achieve our strategic goals.

             In considering its recommendation in favor of the domestication, our Board of Directors weighed the estimated tax liability to us arising from this transaction. See “The Domestication – United States and Canadian Income Tax Considerations.” With the assistance of professional advisors, we have reviewed our assets, liabilities, paid-up capital and other tax balances. Assuming that the market price of our Class A Shares does not exceed $2.25 per share and that the exchange rate of the Canadian dollar to the U.S. dollar is CDN $1.00= $0.97, we do not anticipate incurring any Canadian income taxation from the domestication. Accordingly, due to the recent decline in the share price of the Common Shares resulting from the suspension of mining operations at Troy, this potential tax liability would be substantially less than it would have been if the domestication had occurred in the past several years.

Effects of the Domestication

             There are material differences between Canadian corporate law and Delaware corporate law with respect to shareholders rights, and Delaware law may offer shareholders more or less protection depending on the particular matter. A detailed overview of the material differences is set forth below.

             Applicable Law. As of the effective date of the domestication, our legal jurisdiction of incorporation will be Delaware, and we will no longer be subject to the provisions of the CBCA. All matters of corporate law will be determined under the DGCL. We will retain our original incorporation date in Canada as our date of incorporation for purposes of the DGCL.

             Assets, Liabilities, Obligations, Etc. Under Delaware law, as of the effective date of the domestication, all of our assets, property, rights, liabilities and obligations immediately prior to the domestication will continue to be our assets, property, rights, liabilities and obligations. Canadian corporate law will cease to apply to us on the date shown on the certificate of discontinuance to be issued by the Director appointed under the CBCA, which we expect to be the date of domestication in Delaware. We will be thereafter become subject to the obligations imposed under Delaware corporate law.

             Business and Operations. The domestication, if approved, will effect a change in the legal jurisdiction of incorporation as of the effective date of the domestication, but our business and operations will remain the same.

             Officers and Directors. Our Board of Directors currently consists of five members: John G. Shanahan, John B. McCombe, Albert Appleton, Timothy R. Lindsey and Larry M. Okada. These directors will continue to serve as directors from and after the effective date of the domestication. Immediately following the domestication, our officers will also be unchanged. Our officers are John G. Shanahan (President and Chief Executive Officer), Kenneth S. Eickerman (Treasurer and Chief Financial Officer), Douglas Miller (Vice President of Operations) and Monique Hayes (Corporate Secretary).

Treatment of Outstanding Capital Stock and Options

             The existing share certificates representing our common shares will continue to represent the same number of the same class of our common stock after the domestication without any action on your part. You will not be required to exchange any share certificates. We will only issue new certificates to you representing shares of capital stock of Revett Mining Company, Inc. upon a transfer of your shares or at your request. Holders of our outstanding options will continue to hold the same securities, which will remain exercisable for an equivalent number of shares of the same class of common stock of Revett Mining Company, Inc., for the equivalent exercise price per share, without any action by the holder.

Shareholder Approval

             The domestication is subject to various conditions, including approval of the special resolution authorizing the domestication and the approval of the certificate of incorporation of Revett Mining Company, Inc. by our shareholders at the Special Meeting. A copy of the special resolution is attached to this Circular as Exhibit A. Under the CBCA, the change of jurisdiction requires affirmative votes, whether in person or by proxy, of at least two-thirds of the votes cast by the holders of our common shares at the Special Meeting where a quorum, or not less than one-third of our total outstanding common shares is present in person or by proxy. Assuming we receive the requisite shareholder approval for the domestication, our board of directors will retain the right to terminate or abandon the domestication if it determines that consummating the domestication would be inadvisable or not in our best interests, or if all of the respective conditions to consummation of the domestication have not occurred. There are no time limits on the duration of the authorization resulting from a favorable shareholder vote.

Regulatory and Other Approvals

             The change of jurisdiction is subject to the authorization of the director appointed under the CBCA. The director is empowered to authorize the change of jurisdiction if, among other things, he is satisfied that the change of jurisdiction will not adversely affect our creditors or shareholders.

             Subject to the authorization of the continuance by the director appointed under the CBCA and the approval of our shareholders, we anticipate that we will file a certificate of corporate domestication and a certificate of incorporation with the Secretary of State of the State of Delaware pursuant to the DGCL promptly following the Special Meeting, and that we will be domesticated in Delaware on the effective date of such filings. Promptly thereafter, we intend to give notice to the director appointed under the CBCA that we have been domesticated under the laws of the State of Delaware and request that the director appointed under the CBCA issue us a certificate of discontinuance bearing the same date as the date of effectiveness of our certificate of corporate domestication and certificate of incorporation by the Secretary of State of the State of Delaware.

Comparison of Shareholder Rights

             The principal attributes of our capital stock before and after domestication are comparable, however, there will be material differences in the rights of our shareholders under Delaware law as described below.

             General. On the effective date of the domestication, we will be deemed for purposes of the DGCL to have been incorporated under the laws of the State of Delaware from our inception and we will be governed by the Delaware certificate of incorporation filed with the certificate of corporate domestication. Differences between Canadian corporate law and Delaware corporate law and between our current articles of incorporation and bylaws and the proposed Delaware certificate of incorporation and bylaws will result in various changes in the rights of our shareholders. The following summary comparison highlights provisions of applicable Canadian corporate law and our current Canadian articles of incorporation and bylaws and Delaware corporate law and the proposed certificate of incorporation and bylaws of Revett Mining Company, Inc. The proposed certificate of incorporation and bylaws of Revett Mining Company, Inc. are attached to this Circular as Exhibit C and Exhibit D, respectively.

             Capital Structure. Under our current Canadian articles of incorporation, we presently have the authority to issue an unlimited number of common shares, no par value per share, and an unlimited number of preferred shares, no par value per share, issuable in series. Under our proposed Delaware certificate of incorporation, Revett Mining Company, Inc. will have the authority to issue a total of 125,000,000 shares of capital stock, consisting of 100,000,000 shares of common stock, no par value per share, and 25,000,000 shares of preferred stock, no par value per share. Under Canadian law, there is no franchise tax on our authorized capital stock. Pursuant to Delaware law, Revett Mining Company, Inc. will initially be required to pay an annual corporate franchise tax of approximately $38,150 in order to maintain its good standing as a Delaware corporation. The amount of that annual franchise tax could change if Revett Mining Company, Inc.’s capital structure changes.

             Shareholder Approval; Vote on Extraordinary Corporate Transactions. Canadian law generally requires a vote of shareholders on a greater number and diversity of corporate matters than Delaware law, such as a corporate name change, a creation of a new class of shares or an increase or decrease of the minimum or maximum number of directors. Furthermore, many matters requiring shareholder approval under Canadian law must be approved by a special resolution of not less than two-thirds of the votes cast by shareholders who voted on those matters. In some cases, such as an amendment to the articles of a corporation that affects classes of shares differently, a special resolution to approve an extraordinary corporate action is also required to be approved separately by the holders of a class or series of shares, whether or not shares of such class or series otherwise carry the right to vote.

             Under the DGCL, the affirmative vote of the holders of two-thirds of the outstanding stock entitled to vote thereon (or the affirmative vote of the holders of a majority of such outstanding stock, if a statement to that effect was included in the articles at the time they were initially filed or is included in an amendment to the articles approved by the affirmative vote of the holders of two-thirds of the then outstanding stock entitled to vote thereon) is required to authorize any merger, share exchange, consolidation, dissolution or sale of all or substantially all of the assets of the corporation, except that, unless required by its certificate of incorporation: no authorizing shareholder vote is required to approve a plan of merger or share exchange if (i) the articles of incorporation of the surviving corporation will not differ from the corporation’s articles (other than certain inconsequential differences), (ii) each shareholder of the surviving corporation whose shares were outstanding immediately before the effective date of the transaction will hold the same number of shares, with identical designations, preferences, limitations, and relative rights, immediately after the transaction, (iii) the number of voting shares outstanding immediately after the transaction plus the number of voting shares issuable as a result of the transaction, either by conversion or upon the exercise of rights and warrants issued pursuant to the transaction, will not exceed by more than 20 percent the total number of voting shares of the surviving corporation outstanding immediately before the transaction, and (iv) the number of participating shares (defined to mean shares that entitled their shareholders to participate without limitation in dividends) outstanding immediately after the transaction plus the number of participating shares issuable as a result of the transaction, either by the conversion or upon the exercise of rights and warrants issued pursuant to the transaction, will not exceed by more than 20 percent the total number of participating shares outstanding immediately before the transaction. In certain cases, a plan of merger or share exchange is also required to be approved separately by the holders of a class or series of shares.

             Amendments to the Governing Documents. Under Canadian law, amendments to the articles of incorporation generally require the approval of not less than two-thirds of the votes cast by shareholders voting on the resolution. If the proposed amendment would affect a particular class of securities in certain specified ways, the holders of shares of that class would be entitled to vote separately as a class on the proposed amendment, whether or not the shares otherwise carried the right to vote. The CBCA allows the directors to make, amend or repeal any by-law. When directors make, amend or repeal a by-law, they are required under the CBCA to submit the change to shareholders at the next meeting of shareholders. Shareholders may confirm, reject or amend the by-law, the amendment or the repeal with the approval of a majority of the votes cast by shareholders who voted on the resolution.

             Under the DGCL, the board of directors must first recommend the amendment to the articles of incorporation to the shareholders unless the board determines that, because of conflict of interest or other special circumstances, it cannot make a recommendation. Unless a greater level of approval is required by the articles or by the board (which can condition its submission of a proposed amendment on any basis), the amendment must be approved by (i) a majority of the votes entitled to be cast on the amendment by any voting group with respect to which the amendment would create dissenters’ appraisal rights and (ii) a majority of the votes cast by any other voting group entitled to vote on the amendment.

             The DGCL also provides that the board of directors may amend or repeal a corporation’s bylaws unless the articles of incorporation reserve the power exclusively to the shareholders in whole or in part or unless the shareholders, in amending, adding or repealing a particular bylaw, provide expressly that the board may not amend or repeal that bylaw. The foregoing notwithstanding, the shareholders may amend or repeal a corporation’s bylaws even though the bylaws may also be amended or repealed by the board of directors. The proposed bylaws of Revett Mining Company, Inc. are consistent with these DGCL provisions.

             Place of Meetings. The CBCA provides that meetings of shareholders must be held at the place within Canada provided in the bylaws or, in the absence of such provision, at the place within Canada that the directors determine. A meeting of shareholders may be held at a place outside of Canada if the place is specified in the articles of incorporation or all the shareholders entitled to vote at the meeting agree that the meeting is to be held at that place. Our articles provide that meetings of shareholders may be held in any location within Canada or the United States as shall be determined by our directors.

             The DGCL provides that meetings of the stockholders be held at any place in or outside of Delaware designated by, or in the manner provided in, the certificate of incorporation or bylaws. The proposed bylaws of Revett Mining Company, Inc. provide that meetings of the stockholders will be held at any place designated by the board of directors.

             Quorum of Shareholders. The CBCA provides that, unless the bylaws provide otherwise, a quorum of shareholders is present at a meeting of shareholders (irrespective of the number of persons actually present at the meeting) if holders of a majority of the shares entitled to vote at the meeting are present in person or represented by proxy. The current bylaws provide that holders of shares representing, in the aggregate, not less than one third of the shares entitled to vote at a meeting of shareholders, whether present in person or represented by proxy, will constitute a quorum at that meeting.

             Under the DGCL, the certificate of incorporation or bylaws may specify the required quorum, but generally a quorum may consist of not less than one-third of the total voting power. The proposed bylaws of Revett Mining Company, Inc. provide that the holders of not less than one third of the voting power of the outstanding shares entitled to vote at the meeting shall constitute a quorum at a meeting of stockholders.

             Call of Meetings. The CBCA provides that a special meeting of shareholders may be called by the directors. In addition, the holders of not less than five percent of our issued voting shares may requisition the directors requiring them to call and hold a special meeting for the purposes stated in the requisition.

             The DGCL provides that a special meeting of the stockholders may be called by the board of directors or by any person or persons as may be authorized by the certificate of incorporation or bylaws. The proposed bylaws of Revett Mining Company, Inc. provide that a special meeting of stockholders may be called by the directors, by the chairman or by the president and chief executive officer.

             Shareholder Consent in Lieu of Meeting. Under the CBCA, shareholders can take action by written resolution and without a meeting only if all shareholders entitled to vote on that resolution sign the written resolution. Under the DGCL, unless otherwise limited by the certificate of incorporation, stockholders may act by written consent without a meeting if holders of outstanding stock representing not less than the minimum number of votes that would be necessary to take the action at an annual or special meeting execute a written consent providing for the action. The proposed bylaws of Revett Mining Company, Inc. specifically allow the shareholders to take action by written resolution.

             Director Election, Qualification and Number. The CBCA provides for the election of directors by a majority of votes cast at an annual meeting of shareholders. Our proposed bylaws allow for the election of directors by a plurality of votes cast at an annual meeting of shareholders. The CBCA states that a distributing corporation must have no fewer than three directors, at least two of whom are not officers or employees of the corporation or its affiliates. Additionally, at least one fourth of the directors must be Canadian residents unless the corporation has fewer than four directors, in which case at least one director must be a Canadian resident.

             The DGCL has no similar requirements, however, the governance standards of the New York Stock Exchange Markets Division require a majority of a listed company’s directors to be independent, and the governance standards of the Toronto Stock Exchange require at least two independent directors. The proposed bylaws of Revett Mining Company, Inc. prescribe a minimum of three and a maximum of eleven directors.

             Fiduciary Duty of Directors. Directors of a corporation incorporated under the CBCA have fiduciary obligations to the corporation. The CBCA requires directors of a Canadian corporation, in exercising their powers and discharging their duties, to act honestly and in good faith with a view to the best interests of the corporation and exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances.

             The fiduciary obligations of directors of corporations incorporated or organized under the DGCL are more expansive and run not just to the corporation but to the corporation’s shareholders. These obligations fall into two broad categories: duty of care and a duty of loyalty. The duty of care requires a director to act in good faith, with the care an ordinarily prudent person in a like position would exercise under similar circumstances, and in a manner he or she believes to be in the best interests of the corporation. It is qualified by the business judgment rule, which protects a disinterested director from personal liability to the corporation and its shareholders if the director acted in good faith, was reasonably informed and rationally believed the action taken was in the best interests of the corporation. The duty of loyalty requires directors to exercise their powers in the interests of the corporation and not in the directors own interest or in the interest of another person (including a family member) or organization. Stated more simply, the duty of loyalty precludes directors from using their corporate position to make a personal profit or gain, or for other personal advantage.

             Personal Liability of Directors. The CBCA prescribes circumstances where directors can be liable for malfeasance or nonfeasance. Certain actions to enforce a liability imposed by the CBCA must be brought within two years from the date of the resolution authorizing the act at issue. A director will be deemed to have complied with his fiduciary obligations to the corporation under the CBCA if he relied in good faith on:

  financial statements represented to him by an officer or in a written report of the auditors fairly reflecting the financial condition of the corporation; or

  a report of a person whose profession lends credibility to a statement made by the professional person.

             The CBCA also contains other provisions limiting personal liability of a corporation’s directors.

             The personal liability of a director under the DGCL for breach of his or her fiduciary duty is expansive and can be established by the corporation, through a derivative action brought on behalf of the stockholders, or by an aggrieved stockholder, in a separate action. The proposed certificate of incorporation of Revett Mining Company, Inc. seeks to limit such personal liability, however these limitations are not effective with respect to the following proscribed conduct under the DGCL:

  any breach of the director’s duty of loyalty to the corporation or its stockholders;

  acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

  an unlawful payment of a dividend or an unlawful stock purchase or redemption; and

  any transaction from which the director derived an improper personal benefit.

             Indemnification of Officers and Directors. Under the CBCA and pursuant to our current bylaws, we will indemnify present or former directors or officers against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment that is reasonably incurred by the individual in relation to any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of his or her association with us. In order to qualify for indemnification such directors or officers must:

  have acted honestly and in good faith with a view to the best interests of the corporation; and

  in the case of a criminal or administrative action or proceeding enforced by a monetary penalty, have had reasonable grounds for believing that his conduct was lawful.

             We currently have indemnity agreements in place for all of our directors and officers, and we carry liability insurance for our and our subsidiaries’ officers and directors. These agreements will continue following the domestication.

             The CBCA also provides that such persons are entitled to indemnity from the corporation in respect of all costs, charges and expenses reasonably incurred in connection with the defense of any such proceeding if the person was not judged by the court or other competent authority to have committed any fault or omitted to do anything that the person ought to have done, and otherwise meets the qualifications for indemnity described above.

             Delaware law permits a corporation to indemnify its present or former directors and officers, employees and agents made a party, or threatened to be made a party, to any third party proceeding by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, if such person:

  acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation; and

  with respect to any criminal action or proceeding, had no reasonable cause to believe such conduct was unlawful.

             In a derivative action, or an action by or in the right of the corporation, the corporation is permitted to indemnify directors, officers, employees and agents against expenses actually and reasonably incurred by them in connection with the defense or settlement of an action or suit if they acted in good faith and in a manner that they reasonably believed to be in or not opposed to the best interests of the corporation. However, in such a case, no indemnification shall be made if the person is adjudged liable to the corporation, unless and only to the extent that, the court in which the action or suit was brought or the Chancery Court of the State of Delaware shall determine upon application that such person is fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability to the corporation.

             The DGCL allows the corporation to advance expenses before the resolution of an action, if in the case of current directors and officers, such persons agree to repay any such amount advanced if they are later determined not to be entitled to indemnification. The proposed bylaws of Revett Mining Company, Inc. generally provide for mandatory indemnification and advancement of expenses of our directors and officers to the fullest extent permitted under the DGCL; provided, however, that directors and officers shall not be entitled to indemnification for actions initiated by such parties unless the board of directors authorizes such action. Following the domestication, Revett Mining Company, Inc. will carry liability insurance for its and its subsidiaries’ officers and directors.

             Derivative Actions. Under the CBCA, a complainant, who is defined as either a present or former registered holder or beneficial owner of a security of a corporation or any of its affiliates; a present or former director or officer of a corporation or any of its affiliates; the Director appointed under the CBCA; or any other person who, in the discretion of a court, is a proper person to make an application under the CBCA relating to shareholder remedies, may apply to the court for the right to bring an action in the name of and on behalf of a corporation or any of its subsidiaries, or to intervene in an existing action to which they are a party for the purpose of prosecuting, defending or discontinuing the action on behalf of the entity. Under the CBCA, the court must be satisfied that:

  the complainant has given proper notice to the directors of the corporation or its subsidiary of the complainant’s intention to apply to the court if the directors of the corporation or its subsidiary will not bring, diligently prosecute or defend or discontinue the action;

  the complainant is acting in good faith; and

  it appears to be in the interest of the corporation or its subsidiary that the action be brought, prosecuted, defended or discontinued.

             Under the CBCA, the court in a derivative action may make any order it sees fit including orders pertaining to the control or conduct of the lawsuit by the complainant or the making of payments to former and present shareholders and payment of reasonable legal fees incurred by the complainant.

             Similarly, under Delaware law a stockholder may bring a derivative action on behalf of the corporation to enforce a corporate right, including the breach of a director’s duty to the corporation. Delaware law requires that the plaintiff in a derivative suit be a stockholder of the corporation at the time of the wrong complained of and remain so throughout the duration of the suit; that the plaintiff make a demand on the directors of the corporation to assert the corporate claim unless the demand would be futile; and that the plaintiff is an adequate representative of the other stockholders.

             Dissenters’ Rights. The CBCA provides that shareholders of a corporation entitled to vote on certain matters are entitled to exercise dissent rights and demand payment for the fair value of their shares. Dissent rights exist when there is a vote upon matters such as:

  any amalgamation with another corporation (other than with certain affiliated corporations);

  an amendment to our articles of incorporation to add, change or remove any provisions restricting the issue, transfer or ownership of shares;

  an amendment to our articles of incorporation to add, change or remove any restriction upon the business or businesses that the corporation may carry on;

  a continuance under the laws of another jurisdiction;

  a sale, lease or exchange of all or substantially all the property of the corporation other than in the ordinary course of business; and

  a court order permitting a shareholder to dissent in connection with an application to the court for an order approving an arrangement proposed by the corporation.

             However, a shareholder is not entitled to dissent if an amendment to the articles of incorporation is effected by a court order approving a reorganization or by a court order made in connection with an action for an oppression remedy.

             The DGCL grants the holder of any class or series of shares to dissent from and obtain payment of the fair value of his shares with respect to any plan of merger to which the corporation is a party (other than mergers with certain subsidiary corporations) requiring shareholder approval; any plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan; the sale or exchange of all or substantially all of the property of the corporation other than in the normal course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to court order or a sale for cash pursuant to a plan through which all of the net proceeds of sale will be distributed to the shareholders within one year; an amendment to the articles that materially and adversely affects the dissenting shareholder because it (i) alters or abolishes a preferential right, (ii) creates, alters or abolishes a right in respect of redemption, (iii) alters or abolishes a preemptive right, (iv) excludes or limits the right of shares to be voted on any matter or to accumulate votes, or (v) reduces the number of shares owned by a shareholder to a fractional share if the fractional share so created is to be acquired for cash; and any corporate action taken pursuant to a shareholder vote to the extent the articles, bylaws or a resolution of the board provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

             Oppression Remedy. Under the CBCA, a complainant has the right to apply to a court for an order where an act or omission of the corporation or an affiliate effects a result, or the business or affairs of which are or have been conducted in a manner, or the exercise of the directors’ powers are or have been exercised in a manner, that is oppressive or unfairly prejudicial to or that unfairly disregards the interests of any security holder, creditor, director or officer of the corporation. On such application, the court may make any interim or final order it thinks fit, including an order restraining the conduct complained of.

             The DGCL does not contain a similar remedy, although causes of action seeking to obtain comparable remedies can be asserted against a corporation and its affiliates under any of several common law theories.

             Business Combinations. Section 203 of the DGCL provides, with some exceptions, that a Delaware corporation may not engage in any business combination with a person, or an affiliate or associate of such person, who is an interested stockholder for three years from the time that person became an interested stockholder unless:

  the board of directors approved the transaction before the “interested stockholder” obtained such status;

  upon consummation of the transaction that resulted in the stockholder becoming an “interested stockholder,” the “interested stockholder” owned at least 85% of a Delaware corporation’s outstanding voting stock at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned (i) by persons who are directors and are also officers and (ii) employee stock plans in which the participants do not have the right to determine confidentially whether shares held subject to the plans will be tendered in the tender or exchange offer; or

  on or subsequent to such date, the business combination or merger is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by two-thirds of the holders of the outstanding common stock not owned by the “interested stockholder.”

             A “business combination” is defined to include mergers, asset sales and other transactions resulting in financial benefit to a stockholder. In general, an “interested stockholder” is a person who, together with affiliates and associates, owns 15% or more of a corporation’s voting stock or within three years did own 15% or more of a corporation’s voting stock.

             A corporation may, at its option, exclude itself from the coverage of Section 203 by an appropriate provision in its certificate of incorporation. The proposed certificate of incorporation of Revett Mining Company, Inc. does not contain such an exclusion from Section 203 of the DGCL.

             There is no comparable provision relating to business combinations under the CBCA, but restrictions on business combinations do exist under applicable Canadian securities laws.

             Examination of Corporate Records. Under the CBCA, shareholders, creditors and their personal representatives may examine certain corporate records, such as the securities register and a list of shareholders, and any other person may do so on payment of a reasonable fee. Each such person must provide an affidavit containing specific information. A list of shareholders or information from a securities register may not be used except in connection with an effort to influence the voting of shareholders of the corporation, an offer to acquire securities of the corporation or any other matter relating to the affairs of the corporation.

             Under Delaware law, for any proper purpose, shareholders have the right to inspect, upon written demand under oath stating the purpose for such inspection, the corporation’s stock ledger, list of stockholders and other specified books and records, and to make copies or extracts of the same. A proper purpose means a purpose reasonably related to a person’s interest as a stockholder.

             Anti-Takeover Effects. Some powers granted to companies under Delaware law may allow a Delaware corporation to make itself potentially less vulnerable to hostile takeover attempts. These powers include the ability to:

  implement a staggered board of directors, which prevents an immediate change in control of the board;

  require that notice of nominations for directors be given to the corporation prior to a meeting where directors will be elected, which may give management an opportunity to make a greater effort to solicit its own proxies;

  only allow the board of directors to call a special meeting of stockholders, which may deny a raider the ability to call a meeting to make disruptive changes;

  eliminate stockholders’ action by written consent, which would require a raider to attend a meeting of stockholders to approve any proposed action by the corporation;

  remove a director from a staggered board only for cause, which gives some protection to directors on a staggered board from arbitrary removal;

  provide that the power to determine the number of directors and to fill vacancies be vested solely in the board, so that the incumbent board, not a raider, would control vacant board positions;

  provide for supermajority voting in some circumstances, including mergers and certificate of incorporation amendments; and

  issue “blank check” preferred stock, which may be used to make a corporation less attractive to a raider.

             The proposed certificate of incorporation and bylaws of Revett Mining Company, Inc. include the following provisions, which may discourage a hostile takeover attempt:

  a requirement that stockholders provide prior notice to nominate directors;

  prohibitions on the ability of stockholders to call a special meeting of stockholders;

  provisions that give the board of directors the authority to determine the number of directors and fill vacancies on the board of directors; and

  provisions that give the board of directors the authority to issue preferred stock having rights, privileges, limitations and other characteristics that are established by the board of directors without shareholder approval.

Proposed Certificate of Incorporation and Bylaws of Revett Mining Company, Inc.

             We have included provisions in the proposed certificate of incorporation and bylaws of Revett Mining Company, Inc. that do not simply reflect the default provisions of Delaware law. They are as follows:

             “Blank-Check” Preferred Stock Issuance Authority for Board of Directors. Under Delaware law, the powers, preferences and rights, and the qualifications, limitations or restrictions in respect of any series of preferred stock must be set forth in the certificate of incorporation, or, if authority is vested in the board of directors by the certificate of incorporation, in the resolutions providing for the issuance of such series of preferred stock. The proposed certificate of incorporation of Revett Mining Company, Inc. contains a provision granting its board of directors the authority to fix by resolution the rights, preferences, limitations and other characteristics in respect of any series of preferred stock.

             Increase or Decrease In Amount of Authorized Stock. Under Delaware law, the holders of outstanding shares of a class of stock are entitled to vote as a class on a proposed amendment to increase or decrease the number of authorized shares of such class unless the certificate of incorporation provides that such number of shares may be increased or decreased by the affirmative vote of holders of a majority of the voting power of the outstanding stock entitled to vote. The proposed certificate of incorporation of Revett Mining Company, Inc. contains such a provision and requires the vote of the holders of a majority of the voting power of all of its outstanding stock entitled to vote to increase or decrease the aggregate number of authorized shares of any class of stock.

             Bylaws. Under Delaware law, unless otherwise provided in the certificate of incorporation or bylaws, the holders of a majority in voting power of the shares present at a meeting of stockholders have the power to adopt, amend or repeal the bylaws of the corporation. In addition, if the certificate of incorporation so provides, the board of directors also has the power to adopt, amend or repeal the bylaws. The proposed certificate of incorporation of Revett Mining Company, Inc. provides that the board of directors has the power to make, alter or repeal the bylaws. Additionally, the proposed bylaws of Revett Mining Company, Inc. provide that a majority in outstanding voting power of the shares entitled to vote shall have the power to adopt, amend or repeal the bylaws.

             Stockholder Action by Written Consent. Under Delaware law, unless otherwise provided in a corporation’s certificate of incorporation, stockholders representing a majority of the outstanding voting power of a corporation entitled to vote on a matter may act by written consent. The proposed certificate of incorporation of Revett Mining Company, Inc. will allow action by written consent of the stockholders.

             Presentation of Nominations and Proposals at Meetings of Stockholders. The DGCL does not specify whether or how stockholders can nominate directors or submit other proposals for consideration at meetings of stockholders. The proposed bylaws of Revett Mining Company, Inc. contain procedures governing stockholder nominations. To nominate an individual to the board of directors of Revett Mining Company, Inc. at an annual or special stockholders meeting, or to present other proposals at an annual meeting, a stockholder must provide advance notice to Revett Mining Company, Inc., in the case of an annual meeting, not fewer than 90 days nor more than 120 days prior to the first anniversary of the date of Revett Mining Company, Inc.’s annual meeting for the preceding year and, in the case of a special meeting, not later than the close of business on the later of the 90th day prior to such special meeting or the 10th day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the board of directors to be elected at such meeting.

             Number of Directors. Under Delaware law, the number of directors is fixed by, or in the manner provided in, the bylaws of a corporation, unless the certificate of incorporation fixes the number of directors. The proposed bylaws of Revett Mining Company, Inc. provides that the number of directors must be set by a resolution adopted by a majority of the authorized number of directors. The proposed bylaws of Revett Mining Company, Inc. provide that the number of directors on the board of directors may not be less than three nor more than eleven.

             Vacancies and Newly Created Directorships. Under Delaware law, vacancies and newly created directorships may be filled by a majority of directors then in office unless the certificate of incorporation or the bylaws otherwise provide. The proposed bylaws of Revett Mining Company, Inc. provide that any vacancies and newly created directorships on the board of directors may be filled by a majority of the directors then in office.

Dissent Rights of Shareholders

             Section 190 of the CBCA is reprinted in its entirety as Exhibit E to this Circular. Shareholders may exercise their dissent rights in connection with the proposal to approve the continuance (Proposal 1 in the Notice of Special Meeting).

             If you wish to dissent and do so in compliance with Section 190 of the CBCA, you will be entitled to be paid the fair value of the shares you hold if the continuance occurs. Fair value is determined as of the close of business on the day before the continuance is approved by shareholders.

             If you wish to dissent, you must send us your written objection to the continuance at or before the Special Meeting. If you vote in favor of the continuance, you in effect lose your rights to dissent. If you abstain or vote against the continuance, you preserve your dissent rights if you comply with Section 190 of the CBCA.

             However, it is not sufficient to vote against the continuance or to abstain. You must also provide a separate dissent notice at or before the Special Meeting. If you grant a proxy and intend to dissent, the proxy must instruct the proxy holder to vote against the continuance in order to prevent the proxy holder from voting such shares in favor of the continuance and thereby voiding your right to dissent. Under the CBCA, you have no right of partial dissent. Accordingly, you may only dissent as to all your shares.

             Under Section 190 of the CBCA, you may dissent only for shares that are registered in your name. In many cases, people beneficially own shares that are registered either:

  in the name of an intermediary, such as a bank, trust company, securities dealer, broker, trustee, administrator of self-administered registered retirement savings plans, registered retirement income funds, registered educational savings plans and similar plans and their nominees; or

  in the name of a clearing agency in which the intermediary participates, such as CDS Clearing and Depository Services Limited or The Depository Trust Company.

             If you want to dissent and your shares are registered in someone else’s name, you must contact your intermediary and either:

  instruct your intermediary to exercise the rights of dissent on your behalf (which, if the shares are registered in the name of a clearing agency, will require that the shares first be re-registered in your intermediary’s name); or

  instruct your intermediary to re-register the shares in your name, in which case you will have to exercise your rights of dissent directly.

             In other words, if your shares are registered in someone else’s name, you will not be able to exercise your rights of dissent directly unless the shares are re-registered in your name. A dissenting shareholder may only make a claim under Section 190 of the CBCA with respect to all of the shares of a class held on behalf of any one beneficial owner and registered in the name of the dissenting shareholder. We are required to notify each shareholder who has filed a dissent notice when and if the continuance has been approved. This notice must be sent within ten days after our shareholders approve the continuance. We will not send a notice to any shareholder who voted to approve the continuance or who has withdrawn his dissent notice.

             Within 20 days after receiving the above notice from us, or if you do not receive such notice, within 20 days after learning that the continuance has been approved, you must send us a payment demand containing:

  your name and address;

  the number of common shares you own; and

  a demand for payment of the fair value of your shares.

             Within 30 days after sending a payment demand, you must send to us directly at our corporate address, 11115 East Montgomery Drive, Suite G, Spokane Valley, Washington 99206, or to our transfer agent, Computershare Investor Services Inc., the certificates representing your common shares. If you fail to send us a dissent notice, a payment demand or your share certificates within the appropriate time frame, you forfeit your right to dissent and your right to be paid the fair value of your shares. The Corporation or its transfer agent will endorse on your share certificates a notice that you are a dissenting shareholder and will return the share certificates to you.

             Once you send a payment demand to us, you cease to have any rights as a shareholder. Your only remaining right is the right to be paid the fair value of your common shares. Your rights as a shareholder will be reinstated if:

  you withdraw your payment demand prior to an offer being made by us;

  we fail to make you an offer of payment and you withdraw the dissent notice; or

  the continuance does not happen.

             Within seven days of the later of the effective date of the continuance or the date we receive your payment demand, we must send you a written offer to pay for your shares. This must include a written offer to pay you an amount considered by our board of directors to be the fair value of your shares accompanied by a statement showing how that value was determined. The offer must include a statement showing the manner used to calculate the fair value. Each offer to pay shareholders must be on the same terms. We must pay you for your shares within ten days after you accept our offer. Any such offer lapses if we do not receive your acceptance within 30 days after the offer to pay has been made to you.

             If we fail to make an offer to pay for your shares, or if you fail to accept the offer within the specified period, we may, within fifty days after the effective date of the continuance, apply to a court to fix a fair value for your common shares. If we fail to apply to a court, you may apply to a court for the same purpose within a further period of twenty days. You are not required to give security for costs in such a case.

             All dissenting shareholders whose shares have not been purchased will be joined as parties and bound by the decision of the court. We are required to notify each affected dissenting shareholder of the date, place and consequences of the application and of his right to appear and be heard in person or by counsel. The court may determine whether any person who is a dissenting shareholder should be joined as a party. The court will then fix a fair value for the shares of all dissenting shareholders who have not accepted a payment offer from us. The final order of a court will be rendered against us for the amount of the fair value of the shares of all dissenting shareholders. The court may, in its discretion, allow a reasonable rate of interest on the amount payable to each dissenting shareholder and appoint an appraiser to assist in the determination of a fair value for the shares.

             THIS IS ONLY A SUMMARY OF THE DISSENTING SHAREHOLDER PROVISIONS OF THE CBCA. THEY ARE TECHNICAL AND COMPLEX. IT IS SUGGESTED THAT IF YOU WANT TO AVAIL YOURSELF OF YOUR RIGHTS THAT YOU SEEK YOUR OWN LEGAL ADVICE. FAILURE TO COMPLY STRICTLY WITH THE PROVISIONS OF THE CBCA MAY PREJUDICE YOUR RIGHT OF DISSENT. SECTION 190 OF THE CBCA IS ATTACHED HEREIN AS EXHIBIT E AND IS INCORPORATED HEREIN BY REFERENCE.

Accounting Treatment of the Domestication

             Our domestication as a Delaware corporation represents a transaction between entities under common control. Assets and liabilities transferred between entities under common control are accounted for at carrying value. Accordingly, the assets and liabilities of Revett Mining Company, Inc. will be reflected at their carrying value to us. Any of our shares that we acquire from dissenting shareholders will be treated as an acquisition of treasury stock at the amount paid for the shares.

United States and Canadian Income Tax Considerations

             The domestication may have income tax consequences in both the United States and Canada. The material tax consequences of the domestication to us and our current shareholders are summarized below.

United States Federal Income Tax Consequences.

             The following discussion sets forth certain material United States federal income tax consequences of the domestication to Revett Minerals Inc., the Canadian corporation (hereinafter referred to as the “Corporation”), and the U.S. Holders (as defined below) and Non-U.S. Holders (as defined below) of its common shares, as well as certain of the expected material federal income and estate tax consequences of the ownership and disposition of the shares of common stock of Revett Mining Company, Inc., the Delaware corporation.

             This discussion does not address all aspects of taxation that may be relevant to particular holders in light of their personal investment or tax circumstances or to persons that are subject to special tax rules. In particular, this description of United States tax consequences does not address the tax treatment of special classes of holders, such as banks, insurance companies, tax-exempt entities, financial institutions, broker-dealers, persons holding shares of our capital stock as part of a hedging or conversion transaction or as part of a “straddle,” United States expatriates, holders who acquired their common shares in the Corporation pursuant to the exercise of employee stock options or otherwise as compensation or through a tax-qualified retirement plan and holders who exercise dissent rights. We assume in this discussion that you hold our capital stock as a capital asset within the meaning of the Internal Revenue Code of 1986, as amended, or the Code. This discussion is based on current provisions of the Code, United States Treasury Regulations, judicial opinions, published positions of the United States Internal Revenue Service, or the IRS, and other applicable authorities, all as in effect on the date of this Circular and all of which are subject to differing interpretations or change, possibly with retroactive effect. This discussion does not give a detailed discussion of any state, local or foreign tax considerations. We urge you to consult your tax advisor about the United States federal tax consequences of acquiring, holding, and disposing of the capital stock of the Corporation and Revett Mining Company, Inc., as well as any tax consequences that may arise under the laws of any foreign, state, local, or other taxing jurisdiction or under any applicable tax treaty.

             As used in this summary, the term “U.S. Holder” means a beneficial owner of our capital stock that is for United States federal income tax purposes:

  a citizen or resident of the United States;

  a corporation (including any entity treated as a corporation for United States federal income tax purposes) created or organized under the laws of the United States, any state thereof, or the District of Columbia;

  an estate the income of which is taxable in the United States regardless of its source; or

  a trust, the administration of which is subject to the primary supervision of a United States Court and one or more United States persons have the authority to control all substantial decisions of the trust, or that has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.

             If a partnership (including for this purpose any other entity, either organized within or without the United States, that is treated as a partnership for United States federal income tax purposes) holds the shares, the tax treatment of a partner as a beneficial owner of the shares, generally will depend upon the status of the partner and the activities of the partnership. Foreign partnerships also generally are subject to special United States federal income tax documentation requirements. A beneficial owner of our capital stock who is not a U.S. Holder is referred to below as a “Non-U.S. Holder.”

             Code Section 368 Reorganization Provisions. The change in our place of incorporation will constitute a reorganization within the meaning of Code Section 368(a)(1)(F), which we refer to as an F Reorganization, and generally will not represent a taxable transaction to the Corporation for United States federal income tax purposes, provided that holders of not more than 1% of the Corporation’s common shares entitled to vote on the transaction elect to exercise their dissenters’ rights (“Dissenting Shareholders”). Under IRS guidance, if holders of less than 1% of the Corporation’s common shares entitled to vote on the domestication exercise their dissenters rights, the domestication would qualify as an F Reorganization.

             If the domestication does not qualify as an F Reorganization for the reason stated above, it will qualify as a tax-free transaction to the Corporation under Code Section 368(a)(1)(D) of the Code, which we refer to as a D Reorganization, unless the Corporation is required to use an amount of its assets to satisfy claims of Dissenting Shareholders which would prevent the Corporation from transferring substantially all of its assets to Revett Mining Company, Inc. Historically, for advance ruling purposes, the IRS defines “substantially all” to mean 70% of the fair market value of gross assets, and at least 90% of the fair market value of net assets of such entity. In determining if Revett Mining Company, Inc. acquires “substantially all” of the assets of the Corporation, payments of cash by the Corporation to Dissenting Shareholders will not be considered assets acquired by Revett Mining Company, Inc. The Corporation will satisfy the “substantially all” test unless it is required to pay to Dissenting Shareholders more than 30% of the fair market value of its gross assets and more than 10% of the fair market value of its net assets. The Corporation believes that the amount it may be required to pay to Dissenting Shareholders will not prevent it from transferring “substantially all” of its assets to Revett Mining Company, Inc. within the meaning of the IRS ruling guidelines. The Corporation believes based on all relevant facts that the domestication qualifies as a tax-free reorganization. To the extent that the domestication would not qualify as a tax-free reorganization based on the tests set forth above, the board of directors of the Corporation will abandon the domestication. However, to the extent the Corporation owns any United States real property interests, as that term is defined in Code Section 897(c)(1), the Corporation will recognize gain to the extent consideration received by the Corporation for such interest exceeds the Corporation’s adjusted tax basis in such interest, regardless of whether the transaction qualifies as an F Reorganization or a D Reorganization.

             In the event the domestication does not qualify as either an F Reorganization or a D Reorganization, a U.S. Holder would recognize gain or loss with respect to his common shares of the Corporation equal to the difference between the shareholder’s basis in his the shares of Corporation and the fair market value, as of the effective time of the domestication, of the Revett Mining Company, Inc. shares. In such event, a shareholder’s aggregate basis in the Revett Mining Company, Inc. shares would equal its fair market value and such shareholder’s holding period would begin the day after the domestication.

             Effects of Code Section 367. Code Section 367 applies to certain non-recognition transactions involving foreign corporations. When it applies, Code Section 367 has the effect of imposing income tax on U.S. Holders in connection with transactions that would otherwise be tax free. Code Section 367 would apply to the domestication under the circumstances discussed below.

             U.S. Holders who own, directly or by attribution, 10% or more of the voting power of the Corporation’s common shares, which we refer to as a 10% Shareholder, would be required to recognize as dividend income the “all earnings and profits amount”, which we refer to as the “all earnings and profits amount”, as determined under Section 1.367(b) -2 of the United States Treasury Regulations, attributable to their shares in the Corporation

             A U.S. Holder that is not a 10% Shareholder is not required to include the “all earnings and profits amount” attributable to such U.S. Holder’s shares in the Corporation in income. Instead, absent making an election discussed below to include the ‘all earnings and profits amount” attributable to such U.S. Holder’s shares in the Corporation in income, which we refer to as a Deemed Dividend Election, such U.S. Holder must recognize gain, but will not recognize any loss, on his or her shares if such shares have a fair market value of $50,000 or more on the date of the exchange and the fair market value of Revett Mining Company, Inc. stock received in the exchange exceeds the U.S. Holder’s tax basis of the shares of the Corporation surrendered in the exchange. However, such U.S. Holder can make the Deemed Dividend Election to include in income as a dividend the “all earnings and profits amount” attributable to the shares owned by such U.S. Holder in the Corporation If a U.S. Holder makes such an election, then such holder does not recognize any gain on the exchange. A Deemed Dividend Election can be made only if the company gives the U.S. Holder the information which provides the “all earnings and profits amount” for such holder and the U.S. Holder elects and files certain notices with such holder’s federal income tax return for the year in which the exchange occurred. U.S. Holders should consult with their own tax advisors regarding whether to make the Deemed Dividend Election and, if advisable, the appropriate filing requirements with respect to this election.

             A U.S. Holder that is not a 10% Shareholder and owns shares in the Corporation with a fair market value of less than $50,000 on the day of the exchange is not subject to tax on the domestication.

             The term “all earnings and profits amount” as defined under Treas.Reg.§1.367(b) -2(d) means the net positive earnings (if any) of a foreign corporation that are determined according to principles substantially similar to those applicable to domestic corporations, but taking into account the adjustments under the provisions of Code §312(k) relating to the computation of depreciation, Code §312(n) relating to adjustments to earnings and profits for certain items that more closely conform to economic gain or loss, and the miscellaneous provisions under Code §964 relating to foreign taxes and foreign corporation’s earnings and profits. Code §964 and §986, and the regulations thereunder, contain the rules for adjusting earnings and profits under foreign GAAP to U.S. GAAP and U.S. tax accounting, as well as rules for determining the currency in which earnings must be computed for U.S. tax purposes.

             Based on all available information, we believe that no U.S. Holder should have a positive “all earnings and profits amount” attributable to such U.S. Holder’s shares of the Corporation, and accordingly no U.S. Holder, neither a 10% Shareholder nor a U.S. Holder that is not a 10% Shareholder and who makes a Deemed Dividend Election, should be required to include any such amount in income on the domestication. Our belief with respect to the “all earnings and profits amount” results from detailed calculations performed by a nationally recognized accounting firm based on information provided to them by us. The Corporation’s earnings and profits for this purpose were calculated in conformity with the relevant provisions of the Code and the Treasury Proposed and Final Regulations in force as of the date of this Circular, the current administrative rulings and practices of the IRS and judicial decisions as they relate to those statutes and regulations. As a result, we believe that no U.S. Holder should be required to include any such amount in income as a result of the domestication. However, no assurance can be given that the IRS will agree with us. If it does not, a U.S. Holder may be subject to adverse U.S. federal tax consequences.

             Passive Foreign Investment Company Considerations. In addition to the discussion under the heading “Effects of Code Section 367” above, the domestication might be a taxable event to U.S. Holders if the Corporation is or ever was a passive foreign investment company, or a PFIC, under Section 1297 of the Code, provided that Section 1291(f) of the Code is currently effective.

             Generally, a foreign corporation is a PFIC if 75% or more of its gross income for a taxable year is passive income or if, on average for such taxable year, 50% or more of the value of its assets held by the corporation during a taxable year produce or are held to produce passive income. Passive income includes dividends, interest, rents and royalties, but excludes rents and royalties that are derived in the active conduct of a trade or business and that are received from an unrelated person, as well as interest, dividends, rents and royalties received from a related person that are allocable to income of such related person other than passive income. For purposes of these rules, the Corporation would be considered to own the assets of and recognize the income of any subsidiary corporations as to which it owns 25% or more of the value of their outstanding stock, in proportion to such ownership. If a foreign corporation is classified as a PFIC for any taxable year during which a U.S. Holder owns stock in the foreign corporation, the foreign corporation generally remains thereafter classified as a PFIC with respect to that stockholder. The Corporation believes that it is not and has never been a PFIC. Accordingly, the domestication should not be a taxable event for any U.S. Holder based on an application of the PFIC rules. However, the determination of whether a foreign corporation is a PFIC is primarily factual and there is little administrative or judicial authority on which to rely to make a determination. Hence, the IRS might not agree that the Corporation is not a PFIC.

             Section 1291(f) of the Code generally requires that, to the extent provided in regulations, a United States person who disposes of stock of a PFIC recognizes gain notwithstanding any other provision of the Code. No final Treasury regulations have been promulgated under this statute. Proposed Treasury regulations were promulgated in 1992 with a retroactive effective date. If finalized in their current form, these regulations would generally require gain recognition by United States persons exchanging common shares of the Corporation for common stock of Revett Mining Company, Inc., if the Corporation were classified as a PFIC at any time during such United States person’s holding period in such stock and such person had not made either a “qualified electing fund” election under Code Section 1295 for the first taxable year in which such U.S. Holder owned shares of the Corporation or in which the Corporation was a PFIC, whichever is later; or a “mark-to-market” election under Code Section 1296. The tax on any such gain so recognized would be imposed at the rate applicable to ordinary income and an interest charge would apply based on a complex set of computational rules designed to offset the tax deferral to such stockholders on our undistributed earnings. However, we are unable to predict at this time whether, in what form, and with what effective date, final Treasury Regulations under Code Section 1291(f) will be adopted.

             Basis and Holding Period Considerations. If the domestication is a tax free reorganization within the meaning of Section 368 of the Code, the tax basis of Revett Mining Company, Inc.’s stock received by the shareholder in the exchange will equal his or her tax basis in the Corporation’s shares surrendered in the exchange increased by any gain recognized by such U.S. Holder in the exchange or the “all earnings and profits amount” included in the income of such U.S. Holder. The holding period for the Revett Mining Company, Inc. common stock will be the same as the U.S. Holder’ holding period for the common shares of the Corporation surrendered in the exchange, provided that the shares were held as a capital asset.

             If the domestication is not a tax free reorganization within the meaning of Section 368 of the Code, the tax basis of Revett Mining Company, Inc.’s stock distributed to the U.S. Holder will equal his or her tax basis in the shares surrendered plus any gain recognized. The holding period will begin on the date of the exchange.

             Consequences to Non-U.S. Holders. The exchange of common shares of the Corporation for common stock of Revett Mining Company, Inc. by a Non-U.S. Holder will not be a taxable transaction for such holder for United States federal income tax purposes.

             Dividends. Revett Mining Company, Inc. does not anticipate paying cash dividends on its stock. Were it do so, however, dividends paid to Non-U.S. Holders would generally be subject to withholding of United States federal income tax at the rate of 30%, or such lower rate as may be specified by an applicable income tax treaty, provided Revett Mining Company, Inc. has received proper certification (generally on IRS Form W-8BEN) of the application of such income tax treaty. A Non-U.S. Holder that is eligible for a reduced rate of United States federal withholding tax under an income tax treaty may obtain a refund or credit of any excess amounts withheld by filing an appropriate claim for a refund with the IRS. Pursuant to the income tax treaty between the United States and Canada (the “Treaty”), dividends paid by a United States corporation to a Canadian resident where each qualifies for benefits under the Treaty are subject to United States federal withholding tax at a maximum rate of 15%. Non-U.S. Holders should consult their tax advisors regarding their eligibility for claiming benefits under the Treaty and regarding their particular circumstances to claim a tax credit or tax deduction against their Canadian (or other) tax liability for any United States federal withholding tax.

             Dividends that are effectively connected with a Non-U.S. Holder’s conduct of a trade or business in the United States or, if provided in an applicable income tax treaty, dividends that are attributable to a Non-U.S. Holder’s permanent establishment in the United States, are not subject to the U.S. withholding tax, but are instead taxed in the manner applicable to U.S. Holders. In that case, we will not have to withhold United States federal withholding tax if the Non-U.S. Holder complies with applicable certification and disclosure requirements (generally on IRS Form W-8ECI). In addition, dividends received by a foreign corporation that are effectively connected with the conduct of a trade or business in the United States may be subject to a branch profits tax at a 30% rate, or a lower rate specified in an applicable income tax treaty.

             Gain on Disposition. A Non-U.S. Holder generally will not be subject to United States federal income tax, including by way of withholding, on gain recognized on a sale or other disposition of stock of Revett Mining Company, Inc. unless any one of the following is true:

  the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States and, if an applicable tax treaty requires, attributable to a U.S. permanent establishment maintained by such Non- U.S. Holder;

  the Non-U.S. Holder is an individual who is present in the United States for 183 or more days in the taxable year of the sale, exchange or other disposition and certain other requirements are met; or

  the stock of Revett Mining Company, Inc. constitutes a United States real property interest by reason of our status as a ”United States real property holding corporation” (which we refer to as a “USRPHC”) for United States federal income tax purposes at any time during the shorter of the period during which such Non-U.S. Holder holds the stock of Revett Mining Company, Inc.; or the five-year period ending on the date such Non-U.S. Holder disposes of the stock of Revett Mining Company, Inc. and, in the event of common stock that is regularly traded on an established securities market for tax purposes, the Non-U.S. Holder held, directly or indirectly, at any time within the five-year period preceding such disposition more than 5% of such regularly traded common stock.

             We do not anticipate that Revett Mining Company, Inc. will become a USRPHC. However, since the determination of USRPHC status in the future will be based upon the composition of its assets from time to time and there are uncertainties in the application of certain relevant rules, there can be no assurance that it will not become a USRPHC in the future.

             U.S. Federal Estate Taxes. Capital stock of Revett Mining Company, Inc. owned or treated as owned by an individual who at the time of death is a Non-U.S. Holder will be included in his or her estate for United States federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

             Information Reporting and Backup Withholding. A Non-U.S. Holder may have to comply with specific certification procedures to establish that the holder is not a United States person as described above (generally on IRS Form W-8BEN), or otherwise establish an exemption, in order to avoid backup withholding and information reporting tax requirements with respect to our payments of dividends on the stock of Revett Mining Company, Inc.

             The payment of the proceeds of the disposition of stock by a Non-U.S. Holder to or through the United States office of a broker generally will be reported to the IRS and reduced by backup withholding unless the Non-U.S. Holder either certifies its status as a Non-U.S. Holder under penalties of perjury or otherwise establishes an exemption and the broker has no actual knowledge to the contrary. Information reporting requirements, but not backup withholding, will 31 also apply to payments of the proceeds from sales of our stock by foreign offices of United States brokers or foreign brokers with certain types of relationships to the United States, unless the broker has documentary evidence in its records that the holder is a Non-U.S. Holder and certain other conditions are met, or the holder otherwise establishes an exemption.

             Backup withholding is not an additional tax. Any amounts that are withheld under the backup withholding rules will be refunded or credited against the Non-U.S. Holder’s United States federal income tax liability if certain required information is furnished to the IRS. Non-U.S. Holders should consult their own tax advisors regarding application of backup withholding in their particular circumstance and the availability of and procedure for obtaining an exemption from backup withholding under current United States Treasury regulations.

Certain Canadian Federal Income Tax Considerations

             The following is a summary of the principal Canadian federal income tax considerations generally applicable to the Corporation and to shareholders of the Corporation in connection with the domestication. The summary applies to the Corporation and to holders of common shares who, for the purposes of the Income Tax Act (Canada), or Tax Act, hold shares as capital property, who deal at arm’s length, and are not affiliated, with the Corporation, and for whom the Canadian dollar is the functional currency for the purposes of the Tax Act. This summary does not apply to shareholders that are “financial institutions” as defined for the purposes of the “mark-to-market” rules in the Tax Act or in respect of whom the Corporation will, at any time after the domestication, be a “foreign affiliate” for purposes of the Tax Act.

             This summary is based upon the current provisions of the Tax Act, the regulations thereunder, all proposals to amend the Tax Act and the regulations publicly announced by the Department of Finance prior to the date hereof and the current published administrative and assessing practices of the Canada Revenue Agency, or CRA. This summary does not otherwise take into account or anticipate any changes in law, whether by legislative, judicial, governmental or administrative decision or action, nor does it take into account provincial, territorial or foreign income tax legislation or considerations, except as specifically stated below.

             Certain statements below specify that they are based upon the knowledge or views of management of the Corporation. This summary is of a general nature only and is not intended to be, nor should it be construed to be, legal or tax advice to any particular shareholder. Each shareholder should consult his or her own tax advisors with respect to his or her own particular circumstances.

The Corporation

             Upon the domestication, the Corporation will cease to be a Canadian resident corporation and a “public corporation” for the purposes of the Tax Act. The taxation year of the Corporation that would otherwise have included the time of the domestication will be deemed to end immediately before that time and a new taxation year will be deemed to have begun at that time. In addition, each property owned by the Corporation immediately before the deemed year end will be deemed to have been disposed of for proceeds of disposition equal to the fair market value of the property at that time. The Corporation will be subject to income tax under Part I of the Tax Act on any income and net taxable capital gains arising as a result of the deemed dispositions of its properties. The Corporation will be deemed to have reacquired each such property at the time of its domestication at a cost equal to its deemed proceeds of disposition.

             The Corporation will also be subject to an additional tax under Part XIV of the Tax Act on the amount by which the fair market value, immediately before its deemed year end resulting from the domestication, of all of the property owned by the Corporation exceeds the total of its liabilities and the paid-up capital of all the issued and outstanding shares of the Corporation immediately before the deemed year end. This additional tax is generally payable at the rate of 25 per cent, but should be reduced to 5 per cent under the Canada-United States Income Tax Convention (the “Treaty”) unless it can reasonably be concluded that one of the main reasons for the Corporation becoming resident in the United States was to reduce the amount of such additional tax or Canadian withholding tax.

             Management has considered the Canadian tax consequences to the Corporation associated with the proposed domestication and has concluded that, in its estimate, the current fair market value of its properties does not materially exceed the tax costs of the properties; and at the date hereof, the aggregate of the paid-up capital of the shares and the liabilities of the Corporation equals or is not materially less than the current fair market value of the property of the Corporation. Consequently, management believes that, if the domestication occurred on the date hereof, the deemed dispositions of the Corporation’s properties that will occur on the domestication will not result in any material taxable income to the Corporation, nor will the domestication result in any material liability for additional tax under Part XIV of the Tax Act.

             Shareholders are cautioned that management’s beliefs are not supported by independent valuations, audits, or tax opinions. Furthermore, the CRA may not agree with the Corporation’s determination of fair market value at the relevant time. It is also possible that the fair market value of the Corporation’s property may change between the date hereof and the time of the domestication. Should unforeseen events lead to a potential for greater tax liability than currently expected, the Board of Directors has the right to not proceed with the domestication.

             Subsequent to the domestication, the Corporation should not be subject to Canadian federal income tax except on its income from business operations that are attributable to a permanent establishment in Canada and on gains from the disposition of “taxable Canadian property” (as defined in the Tax Act) which are not otherwise exempt from Canadian tax under the provisions of the Treaty.

Shareholders Resident in Canada

             The following portion of the summary is applicable to a holder of common shares who is or is deemed to be resident in Canada for purposes of the Tax Act and who will continue to be resident in Canada at all times while such holder holds the shares (a “Resident Shareholder”).

             A Resident Shareholder who is resident in Canada for purposes of the Tax Act will not be considered to have disposed of his or her shares or to have realized a taxable capital gain or loss by reason only of the domestication. The domestication will also have no effect on the adjusted cost base of a Resident Shareholder’s shares.

             Following the domestication, any dividends received by a Resident Shareholder on shares will be included in computing the shareholder’s income as U.S. source non-business income. As described below, such dividends may be subject to U.S. withholding tax. A Resident Shareholder may be entitled to a deduction or a foreign tax credit under the Tax Act in respect of any U.S. taxes that are required to be withheld on the dividend. A Resident Shareholder who is an individual will not be entitled to the gross-up and dividend tax credit rules normally applicable to taxable dividends on shares of taxable Canadian corporations. Similarly, a Resident Shareholder that is a corporation will not be entitled to a deduction in respect of any dividends received as it would for dividends received on shares of a taxable Canadian corporation. A Resident Shareholder that is a “Canadian-controlled private corporation” (as defined in the Tax Act) may be liable to pay an additional refundable tax of 6 2/3% on such dividends. Since inception, the Corporation has not paid dividends to its shareholders and the Corporation does not anticipate distributing dividends in the near future. A Resident Shareholder should take these matters into consideration when voting on the domestication resolution.

             The tax treatment under the Tax Act of a disposition or deemed disposition of shares by a Resident Shareholder will not be affected by the domestication and such a disposition arising after the domestication will generally result in a capital gain (or capital loss) to the extent that the proceeds of disposition, net of any reasonable costs of disposition, exceed (or are less than) the adjusted cost base to the holder of the shares immediately before the disposition. One-half of any capital gain (a “taxable capital gain”) realized by a Resident Shareholder on a Share will be included in the Resident Shareholder’s income for the year of disposition. One-half of any capital loss (an “allowable capital loss”) realized is required to be deducted by the Resident Shareholder against taxable capital gains realized in the year of disposition. Any excess of allowable capital losses over taxable capital gains of the Resident Shareholder for the year of disposition may be carried back up to three taxation years or forward indefinitely and deducted against net taxable capital gains in those other years to the extent and in the circumstances prescribed in the Tax Act.

             Following the domestication, the Corporation will cease to be a public corporation for purposes of the Tax Act. However, the Corporation intends that the shares continue to be listed on the TSX. Provided that the shares are listed on a designated stock exchange such as the TSX, at the time of the domestication and thereafter, the shares should continue to be qualified investments for trusts governed by registered retirement savings plans, registered retirement income funds , deferred profit sharing plans and registered education savings plans.

             Cash paid to a dissenting Resident Shareholder following the domestication will likely constitute proceeds of disposition of his or her shares. Accordingly, a dissenting Resident Shareholder would recognize a capital gain (or a capital loss) to the extent that the amount received (excluding any interest awarded by a court), net of reasonable costs of disposition, exceeds (or is less than) the adjusted cost base of the shares to the dissenting Resident Shareholder. Any capital gains or capital losses so realized will generally be subject to the tax treatment described above. Any interest awarded to a dissenting Resident Shareholder by a court will be included in the Resident Shareholder’s income for Canadian income tax purposes.

             Following the domestication, shares of the Corporation should be “specified foreign property” for the purposes of the foreign property reporting rules in Section 233.3 of the Tax Act. Resident Shareholders should consider the implications of this on their reporting obligations, if any, under these rules.

Shareholders Not Resident in Canada

             The following portion of this summary is applicable to a holder of common shares who, for the purposes of the Tax Act and at all relevant times, (i) has not been, is not and will not be resident or deemed to be resident in Canada and (ii) does not, will not and will not be deemed to use or hold the shares in carrying on a business in Canada (a “Nonresident Shareholder”). Special rules, which are not discussed in this summary, may apply to a holder that is an insurer carrying on business in Canada and elsewhere.

             A Non-resident Shareholder will not be considered to have disposed of his or her shares or to have realized a taxable capital gain or loss by reason only of the domestication. The domestication will also have no effect on the adjusted cost base of a Non-resident Shareholder’s shares for purposes of the Tax Act. After the domestication, dividends paid to a Non-resident Shareholder on shares will not be subject to Canadian withholding tax.

             Non-resident Shareholders should not be subject to Canadian tax on any capital gain arising on the eventual disposition of shares after the domestication because the shares should not be “taxable Canadian property”.

             Cash (other than any interest awarded by a court) paid to a dissenting Non-resident Shareholder would likely constitute proceeds of disposition of his or her shares resulting in a capital gain or capital loss. The treatment of any capital gain so realized by a Non-resident Shareholder will be as described in the preceding paragraph. Any interest awarded to a dissenting Non-resident Shareholder by a court will not be subject to Canadian tax.

DESCRIPTION OF CAPITAL STOCK

             Unless the context provides otherwise, the following description of our capital stock assumes the consummation of the domestication has already occurred. The following description of Revett Mining Company, Inc.’s capital stock is not complete and is subject to and qualified in its entirety by its proposed certificate of incorporation and bylaws, which are attached as Exhibits C and D, respectively, to this Circular, and by the provisions of Delaware law.

             Revett Mining Company, Inc.’s authorized capital stock consists of 100,000,000 shares of common stock, no par value per share, and 25,000,000 shares of preferred stock, no par value per share.

             Assuming the domestication had occurred on __________ __, 2013, being the date of this Circular, 34,596,387 shares of common stock would have been issued and outstanding and no shares of preferred stock would have been issued and outstanding.

Common Stock

             Holders of common stock are entitled to one vote for each share held of record on all matters on which stockholders are permitted to vote. Holders of common stock are not entitled to vote on any matters unless expressly permitted under Delaware law. The proposed certificate of incorporation of Revett Mining Company, Inc. provides that, except as otherwise provided by law, the affirmative vote of a majority in voting power of the shares of common stock, present in person or represented by proxy at a meeting at which a quorum is present shall be the act of the stockholders. Delaware law requires the affirmative vote of a majority in voting power of the outstanding shares to authorize certain extraordinary actions, such as mergers, consolidations, dissolutions or an amendment to the certification of incorporation of Revett Mining Company, Inc. There is no cumulative voting for the election of directors. Upon a liquidation, Revett Mining Company, Inc.’s creditors and any holders of preferred stock with preferential liquidation rights will be paid before a distribution to holders of its common stock. The holders of the common stock of Revett Mining Company, Inc. would be entitled to receive a pro rata amount per share of any excess distribution. Holders of common stock have no preemptive or subscription rights. There are no conversion rights, redemption rights, sinking fund provisions or fixed dividend rights with respect to the common stock. All outstanding shares of the common stock are fully paid and nonassessable.

Preferred Stock

             The proposed certificate of incorporation of Revett Mining Company, Inc. empowers the board of directors to issue up to 25,000,000 shares of preferred stock from time to time, in one or more series. The board of directors also may fix the designation, powers, preferences and rights and the qualifications, limitations and restrictions of those shares, including dividend rights, conversion rights, voting rights, redemption rights, terms of sinking funds, liquidation preferences and the number of shares constituting any series or the designation of the series. Terms selected could decrease the amount of earnings and assets available for distribution to holders of common stock. The rights of holders of the common stock will be subject to the rights of the holders of any preferred shares that may be issued in the future. Additionally, the issuance of preferred stock may have the effect of decreasing the market price of the common stock. Although there are no shares of preferred stock currently outstanding and Revett Mining Company, Inc. has no present intention to issue any shares of preferred stock, any issuance could have the effect of making it more difficult for a third party to acquire a majority of Revett Mining Company. Inc.’s outstanding voting stock.

Potential Anti-takeover Effect of Delaware Law, Our Certificate of Incorporation and Bylaws

             Revett Mining Company, Inc. will be subject to the “business combinations” provisions of the DGCL. In general, such provisions prohibit a publicly held Delaware corporation from engaging in various “business combination” transactions with any “interested stockholder” for a period of three years after the time of the transaction on which the person became an “interested stockholder,” unless:

  the corporation’s board of directors approved the transaction before the “interested stockholder” obtained such status;

  upon consummation of the transaction that resulted in the stockholder becoming an “interested stockholder,” the “interested stockholder” owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned (i) by persons who are directors and are also officers and (ii) employee stock plans in which the participants do not have the right to determine confidentially whether shares held subject to the plans will be tendered in the tender or exchange offer; or

  on or subsequent to such time, the business combination or merger is approved by the corporation’s board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by two-thirds of the holders of the outstanding common stock not owned by the “interested stockholder”.

             A “business combination” is defined to include certain mergers, asset sales and other transactions resulting in financial benefit to a stockholder. In general, an “interested stockholder” is a person who, together with affiliates and associates, owns 15% or more of a corporation’s voting stock or within three years owned 15% or more of a corporation’s voting stock. The statute could prohibit or delay mergers or other takeover or change in control attempts.

Listing

             The common stock of Revett Mining Company, Inc. will be listed on the New York Stock Exchange Market Division and the Toronto Stock Exchange under the trading symbol “RVM” and will be listed on the Frankfurt Stock Exchange under the trading symbol “37RN”.

Transfer Agent and Registrar

             The transfer agent and registrar for the common stock of Revett Mining Company, Inc. is Computershare Investor Services Inc., 8th Floor, 100 University Avenue, Toronto, Ontario. The transfer agent’s fax numbers are (416) 263-9524 and 1-866-249-7775.

INTEREST OF MANAGEMENT IN THE DOMESTICATION

             No person who has been our director or executive officer since the beginning of our last fiscal year nor any of their associates or affiliates has any material interest, direct or indirect, by way of beneficial ownership of securities or otherwise, in the domestication other than in their capacities as a director or executive officer.

LEGAL MATTERS

             Certain legal matters relating to the domestication under United States law will be passed upon by Randall | Danskin, Spokane, Washington. Certain legal matters relating to the Canadian tax consequences of the domestication will be passed upon by Gowlings LLP.

EXPERTS

             The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this Circular by reference to the Annual Report on Form 10-K for the year ended December 31, 2012 have been so incorporated in reliance on the reports of KPMG, LLP and KPMG LLP Canada, each an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

             This Circular constitutes part of a registration statement on Form S-4 that we filed with the SEC. You may read and copy this Circular at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of this Circular by mail from the Public Reference Section of the SEC at prescribed rates. To obtain information on the operation of the Public Reference Room, you can call the SEC at 1-800-SEC-0330. The SEC also maintains an Internet website that contains reports, proxy and information statements and other information regarding issuers, including Revett Minerals Inc., that file electronically with the SEC. The address of the SEC’s Internet website is http://www.sec.gov.

             The SEC allows us to incorporate certain information into this Circular by reference to other information that has been filed with the SEC. The information incorporated by reference is deemed to be part of this Circular, except for any information that is superseded by information in this Circular. The documents that are incorporated by reference contain important information about us and you should read this Circular together with any other documents incorporated by reference into this document.

             This Circular incorporates by reference the following documents that we have previously filed with the SEC and with Canadian securities regulatory authorities. The documents we have filed with the SEC are available on EDGAR at www.sec.gov); the documents we have filed with Canadian securities regulatory authorities are available on SEDAR at www.sedar.com. Additional information concerning the Corporation is also available at these websites.

  Annual Report on Form 10-K for the year ended December 31, 2012;

  Quarterly Report on Form 10-Q for the fiscal quarter year ended March 31, 2013;

  Quarterly Report on Form 10-Q for the fiscal quarter year ended June 30, 2013;

  Current Report on Form 8-K filed with the SEC on January 3, 2013;

  Current Report on Form 8-K filed with the SEC on March 11, 2013;

  Current Report on Form 8-K filed with the SEC on April 17, 2013;

  Current Report on Form 8-K filed with the SEC on April 18, 2013;

  Current Report on Form 8-K filed with the SEC on May 24, 2013;

  Current Report on Form 8-K filed with the SEC on June 5, 2013;

  Current Report on Form 8-K filed with the SEC on August 13, 2013;

  Current Report on Form 8-K filed with the SEC on October 16, 2013;and any documents filed by us under Sections 13(a), 13(c) or 14 of the Exchange Act after the date of this Circular and prior to the date of the Special Meeting.

             Persons wanting copies of our most recently filed annual financial statements and interim financial statements, and the accompanying management’s discussion and analysis, may obtain them free of charge by writing us at 11115 E. Montgomery Drive., Suite G, Spokane Valley, Washington 99206, Attention: Monique Hayes, or by sending Ms. Hayes an email at Hayes@revettminerals.

             The Corporation’s comparative financial statements and management’s discussion and analysis are provided in the Corporation’s annual report on Form 10-K for the year ended December 31, 2012, which is incorporated herein by reference.

GENERAL

             The CBCA permits certain eligible shareholders of the Corporation to submit proposals to the Corporation for inclusion in a management information circular for an annual meeting of shareholders. Similar provisions apply under applicable United States proxy rules. If the domestication is not completed, then shareholder proposals for the next annual meeting of Revett Minerals Inc. must be received by January 24, 2014. If the domestication is completed, then shareholder proposals for the next annual meeting of Revett Mining Company, Inc. must be received no more than 90 days prior to such meeting.

DIRECTORS’ APPROVAL

             The contents of and sending of this Circular have been approved by our Board of Directors.

             DATED AS OF this 21st day of October, 2013.

/s/ Monique Hayes

Monique Hayes, Secretary

Exhibit A to Management Proxy Circular
(Special Resolution)

RESOLVED AS A SPECIAL RESOLUTION THAT:

             1.              The Corporation is authorized to apply to the Director appointed under the Canada Business Corporations Act (the “CBCA”) for a continuance in the State of Delaware.

             2.              The Corporation is authorized to file with the Secretary of State of the State of Delaware the certificate of corporate domestication and a certificate of incorporation pursuant to, and in accordance with the Delaware General Corporation Law (the “DGCL”) as if it has been incorporated thereunder (the “Domestication”).

             3.              Effective on the date of the Domestication, the Corporation shall file a certificate of corporate domestication and certificate of incorporation and bylaws in the forms as set out in Exhibits B, C, and D to the management proxy circular dated as of __________ __, 2013 (the “Circular”) each of which is hereby approved in all respects.

             4.              Notwithstanding that this special resolution shall have been duly passed by the shareholders of the Corporation, the directors of the Corporation are authorized, in their sole discretion, to abandon the application for a certificate of corporate domestication and a certificate of incorporation under the DGCL at any time prior to the filing or issue thereof without further approval of the shareholders of the Corporation.

             5.              Any director or officer of the Corporation is authorized and directed to execute and deliver or cause to be executed and delivered all such documents and instruments and to take or cause to be taken all such other actions as such director or officer may determine to be necessary or desirable to carry out the intent of the foregoing special resolution, such determination to be conclusively evidenced by the execution and delivery of such documents and instruments and the taking of such actions.

Exhibit B to Management Proxy Circular
(Form of Certificate of Corporate Domestication)

CERTIFICATE OF CORPORATE DOMESTICATION
OF REVETT MINERALS INC.

             The undersigned, presently a corporation organized and existing under the laws of Canada, for the purposes of domesticating under the Delaware General Corporation Law (the “DGCL”), does certify that:

             1.              The corporation (hereinafter called the “corporation”) was first formed, incorporated, or otherwise came into being on August 25, 2004 under the federal laws of Canada.

             2.              The name of the corporation immediately prior to the filing of this certificate of corporate domestication was Revett Minerals Inc.

             3.              The name of the corporation as set forth in its certificate of incorporation filed or to be filed in accordance with the DGCL is Revett Mining Company, Inc.

             4.              The jurisdiction that constituted the seat, siege social, or principal place of business or central administration of the corporation, or other equivalent thereto under applicable law immediately prior to the filing of this certificate of corporate domestication pursuant to the provisions of the DGCL is Ontario, Canada.

             5.              The domestication has been approved in the manner provided for by the document, instrument, agreement or other writing, as the case may be, governing the internal affairs of the corporation and the conduct of its business or by applicable non-Delaware law, as appropriate.

             6.              The effective time of this certificate of corporate domestication shall be __________ __, 201_.

             IN WITNESS WHEREOF, the corporation has caused this Certificate to be executed by its duly authorized officer on this ____ day of __________, 201_.

REVETT MINERALS INC.,
a Canadian corporation

By:
John G. Shanahan,
its President and Chief Executive Officer

Exhibit C to Management Proxy Circular
(Form of Certificate of Incorporation of Revett Mining Company, Inc.)

CERTIFICATE OF INCORPORATION
OF
REVETT MINING COMPANY, INC.

             I, the undersigned, for the purposes of incorporating and organizing a corporation under the Delaware General Corporation Law (the “DGCL”), do execute this Certificate of Incorporation and do hereby certify as follows:

Article I

             The name of the corporation is Revett Mining Company, Inc. (the “Corporation”).

Article II

             The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, Wilmington, Delaware 19801. The registered agent at such address is The Corporation Trust Co.

Article III

             The nature of the business and purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

Article IV

             The total number of shares of all classes of stock which the Corporation shall have authority to issue is 125,000,000 shares, consisting solely of: 100,000,000 shares of common stock, no par value per share (the “Common Stock”); and 25,000,000 shares of preferred stock, no par value per share (the “Preferred Stock”).

             Upon the effectiveness of the certificate of corporate domestication of Revett Minerals Inc., a Canadian corporation, and this certificate of incorporation (the “Effective Time”), (i) each common share , no par value per share, of Revett Minerals Inc., a Canadian corporation, issued and outstanding immediately prior to the Effective Time will for all purposes be deemed to be one issued and outstanding, fully paid and nonassessable share of Common Stock, without any action required on the part of the Corporation or the holders thereof. Any stock certificate that, immediately prior to the Effective Time, represented shares of common stock of Revett Minerals Inc., a Canadian corporation, will, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent the same number of shares of the Common Stock.

             The following is a statement of the powers, designations, preferences, relative rights, qualifications, limitations, and restrictions in respect of each class of capital stock of the Corporation.

             A.              COMMON STOCK.

             1.              General. The voting, dividend and liquidation rights of the holders of Common Stock are subject to and qualified by the rights of the holders of Preferred Stock.

             2.              Voting. The holders Common Stock are entitled to one vote for each share held as of the record date for each meeting of stockholders on all matters submitted to the stockholders of the Corporation for vote. There shall be no cumulative voting.

             3.              Dividends. Dividends may be declared and paid on the Common Stock from funds lawfully available therefor if, as and when determined by the board of directors of the Corporation (the “Board of Directors”) and subject to any preferential dividend rights of any then outstanding shares of Preferred Stock.

             B.              PREFERRED STOCK.

             Preferred Stock may be issued from time to time in one or more series. The Board of Directors is authorized to fix the number of shares of any series of Preferred Stock and to determine the designation of any such series. The Board of Directors is also authorized to determine or alter the powers, rights, preferences, qualifications, restrictions, and limitations granted to or imposed upon any wholly unissued series of Preferred Stock and, within the limits and restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series, to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any such series subsequent to the issue of shares of that series.

             C.              GENERAL.

             The number of authorized shares of any class or classes of stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the outstanding stock of the Corporation entitled to vote.

Article V

             The name and mailing address of the incorporator are as follows:

Douglas J. Siddoway
Randall | Danskin, P.S.
1500 Bank of America Financial Center
601 West Riverside Avenue
Spokane, Washington 99201-0653

Article VI

             No director of the Corporation shall be personally liable to the Corporation or to any of its stockholders for monetary damages for breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability; provided, however, that to the extent required from time to time by applicable law, this Article VI shall not eliminate or limit the liability of a director, to the extent such liability is provided by applicable law, (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transactions from which the director derived an improper personal benefit. If the DGCL hereafter is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Corporation, in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by the amended DGCL. No amendment to or repeal of this Article VI shall apply to or have any effect on the liability or alleged liability of any director for or with respect to any acts or omissions of such director occurring prior to the effective date of such amendment or repeal.

Article VII

             Any action required or permitted to be taken by the stockholders of the Corporation may be taken only at a duly called annual or special meeting of the stockholders, or by the written consent of stockholders.

Article VIII

             In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors is expressly authorized to make, alter and repeal the bylaws of the Corporation.

Article IX

             The powers of the incorporator are to terminate upon the filing of this Certificate of Incorporation with the Secretary of State of the State of Delaware. The board of directors of the Corporation shall be composed of not less than three (3) nor more than eleven (11) directors, the specific number to be set by resolution of the board or the stockholders. The names of the persons who are to serve as the initial directors of the Corporation until the annual meeting of stockholders of the Corporation following the filing of this certificate of incorporation, or until his or her successor is duly elected and qualified, are: John G. Shanahan, John B. McCombe, Albert Appleton, Timothy R. Lindsey and Larry M. Okada. The mailing address of such persons is c/o Revett Mining Company, Inc., 11115 East Montgomery Drive, Suite G, Spokane Valley, Washington 99206.

             The effective time of this certificate of incorporation shall be __________ __, 201_.

             The undersigned incorporator hereby acknowledges that the foregoing certificate of incorporation is his act and deed on this ____ day of __________, 201_.

John G. Shanahan,
Incorporator

Exhibit D to Management Proxy Circular
(Form of Bylaws of Revett Mining Company, Inc.)

REVETT MINING COMPANY, INC.
BYLAWS

ARTICLE 1
Registered Office and Registered Agent

             The registered office of the corporation shall be located in the State of Delaware at such place as may be fixed from time to time by the board of directors (the "Board") upon filing such notices as may be required by law, and the registered agent shall have a business office identical with such registered office. Any change in the registered agent or registered office shall be effective upon filing such change with the Office of the Secretary of State of the State of Delaware unless a later date is specified.

ARTICLE 2
Stockholders

             2.1              Meeting Place. All meetings of the stockholders shall be held at the principal place of business of the corporation, or at such other place, within or without the State of Delaware, as shall be determined from time to time by the Board, and the place at which any such meeting shall be held shall be stated in the notice of the meeting.

             2.2              Annual Meeting. The annual meeting of stockholders for the election of directors and for the transaction of such other business as may properly come before the meeting shall be held as nearly as practicable during the second fiscal quarter next following the end of the corporation's fiscal year in each year, at the hour and day set by resolution of the Board as stated in the notice of the meeting. The time and place of holding any annual meeting may be changed by resolution of the Board, provided the notification of such change shall meet the notice requirements pursuant to Section 2.4 of this Article.

             2.3              Special Meetings. Special meetings for any purpose may be called at any time by the Board, by the Chairman or by the President and Chief Executive Officer.

             2.4              Notice of Meeting.

                                2.4.1              Written or printed notice of the time, the place and the purpose or purposes of the annual meeting of the stockholders shall be sent to each stockholder of record entitled to vote at the meeting by mail, private carrier, personal delivery, facsimile machine, telegram or teletype. Such notice shall be sent at least ten (10) days, and not more than sixty (60) days, prior to the meeting; provided, however, that if a purpose or purposes of such annual meeting are to consider an amendment to the corporation's articles of incorporation; a merger of the corporation or an exchange involving shares of the corporation's capital stock; a sale of all or substantially all of the corporation's assets; or consider the dissolution of the corporation, then such notice shall be sent at least twenty (20) days and not more than sixty (60) days prior to the meeting. Notice shall be considered effective upon dispatch.

                                2.4.2              Written or printed notice of the time, the place and the purpose or purposes of any specially called meeting of the stockholders shall be sent to each stockholder of record entitled to vote at the meeting by mail, private carrier, personal delivery or facsimile machine. Such notice shall be sent at least ten (10) days, and not more than sixty (60) days, prior to the meeting; provided, however, that if a purpose of such specially called meeting includes one of the specific purposes stated in Section 2.4.1 above, then the notice shall be sent at least twenty (20) days and not more than sixty (60) days, prior to such meeting. Notice shall be considered effective upon dispatch as specified herein.

             2.5              Voting Record. At least ten days before each meeting of the stockholders, a complete record of stockholders entitled to vote at such meeting, or any adjournment thereof, shall be made, arranged in alphabetical order with the address of and number of shares held by each principal stockholder, which record shall be kept on file at the principal office of the corporation or at a place identified in the meeting notice in the city where the meeting will be held for a period of ten days prior to such meeting. The record shall be kept open at the time and place of such meeting for inspection by any stockholder during regular business hours. Failure to comply with the requirements of this subsection shall not affect the validity of any action taken at a meeting.

             2.6              Quorum and Adjourned Meetings. Not less than one third of the outstanding shares of the corporation entitled to vote, represented in person or by appointment of a proxy, shall constitute a quorum at a meeting of the stockholders. If less than one third of the outstanding shares entitled to vote are represented at a meeting, a majority of the shares so represented may adjourn the meeting from time to time without further notice. If a quorum is present or represented at a reconvened meeting following such an adjournment, any business may be transacted that might have been transacted at the meeting as originally called. The stockholders present at a duly organized meeting may continue to transact business until adjournment, notwithstanding the withdrawal of enough stockholders to then constitute less than a quorum.

             2.7              Advance Notice of Director Nominations. Nominations for the Board and other business may be brought before a meeting of stockholders solely by holders of those classes of stock entitled to voting rights as set forth in the articles of incorporation, and solely in accordance with the provisions of this Section 2.7. For such nominations for the Board or for such other business to be properly brought by a stockholder before a meeting of stockholders, the stockholder must first have given timely written notice thereof to the secretary of the corporation. To be timely, a notice of nominations or other business to be brought before an annual meeting of stockholders must be delivered to the secretary not less than 90 nor more than 120 days prior to the first anniversary of the date of the corporation’s annual meeting of the preceding year, or if the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary, such notice must be delivered not earlier than 90 days prior to such annual meeting and not later than the later of (i) 60 days prior to the annual meeting or (ii) 10 days following the date on which public announcement of the date of such annual meeting is first made by the corporation. With respect to special meetings of stockholders, such notice must be delivered to the secretary not more than 120 days prior to such meeting and not later than the later of (i) 90 days prior to such meeting or (ii) 10 days following the date on which public announcement of the date of such meeting is first made by the corporation. Such notice must contain the name and address of the stockholder delivering the notice and a statement with respect to the amount of the corporations’ stock beneficially and/or legally owned by such stockholder, the nature of any such beneficial ownership of such stock, the beneficial ownership of any such stock legally held by such stockholder but beneficially owned by one or more others, and the length of time for which all such stock has been beneficially or legally owned by such stockholder, and information about each nominee for election as a director substantially equivalent to that which would be required in a proxy statement pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated by the Securities and Exchange Commission thereunder, or a description of the proposed business to be brought before the meeting, as the case may be. The foregoing notice requirements of this Section 2.7 shall be deemed satisfied by a stockholder with respect to business other than a nomination if the stockholder has notified the corporation of his, her or its intention to present a proposal at an annual meeting in compliance with applicable rules and regulations promulgated under the Exchange Act and such stockholder’s proposal has been included in a proxy statement that has been prepared by the corporation to solicit proxies for such annual meeting.

ARTICLE 3
Shares

             3.1              Issuance of Shares. No shares of stock shall be issued unless authorized by the Board. Such authorization shall include the maximum number of shares to be issued and the consideration to be received for each share. No certificate shall be issued for any share until consideration for such share is fully paid.

             3.2              Certificates. Certificates representing shares of the corporation shall be issued in numerical order, and each stockholder shall be entitled to a certificate signed by the president and chief executive officer or a vice president, and the secretary or an assistant secretary. The signatures of such officers may be facsimiles if the certificate is manually signed on behalf of a transfer agent or registered by a registrar other than the corporation itself or an employee of the corporation. If an officer who has signed or whose facsimile signature has been placed upon such certificate ceases to be such officer before the certificate is issued, it may be issued by the corporation with the same effect as if such person were an officer on the date of issue. Each certificate shall state:

A.	the name of the corporation and its organization under the laws of the State of Delaware;

B.	the name of the person to whom issued;

C.	the number and class of shares and the designation of the series, if any, which such certificate represents; and

D.

the restrictions set forth in Section 3.7 (if required), restrictions arising under the terms of any agreement affecting the designations, relative rights, preferences or limitations of such shares, or such other restrictions as the Board determines to be necessary.

             3.3              Transfers.

                                3.3.1              Transfer of shares shall be made only upon the stock transfer books of the corporation which shall be kept at the registered office of the corporation, its principal place of business, or at the office of its transfer agent or registrar. The Board may, by resolution, open a share register in any state and may employ an agent or agents to keep such register and to record transfers of shares therein.

                                3.3.2              Shares of the corporation shall be transferred by delivery of the certificates therefor, accompanied either by an assignment in writing on the back of the certificate, an assignment separate from the certificate or a written power of attorney to sell, assign and transfer the same signed by the holder of the certificate. No shares of the corporation shall be transferred on the books of the corporation until the outstanding certificates therefor have been surrendered to the corporation.

             3.4              Registered Owner. Registered stockholders shall be treated by the corporation as holders in fact of shares standing in their respective names and the corporation shall not be bound to recognize any equitable or other claim to or interest in any share on the part of any other person, whether or not it shall have express or other notice thereof, except as expressly provided below or by the laws of the State of Delaware.

             3.5              Mutilated, Lost or Destroyed Certificates. In case of any mutilation, loss or destruction of any certificate of shares, another may be issued in its place on proof of such mutilation, loss or destruction. The Board may impose conditions on such issuance and may require the giving of a satisfactory bond or indemnity to the corporation in such sum as the Board might determine or establish such other procedures as the Board deems necessary.

             3.6              No Fractional Shares or Scrip. The corporation shall not have the authority to issue fractions of shares or scrip. Any issuance of fractional shares or scrip shall be void ab initio..

ARTICLE 4
Board of Directors

             4.1              General Powers. All corporate powers shall be exercised by or under the authority of, and the business and affairs of the corporation shall be managed under the direction of, the Board, except as may be otherwise provided in the articles of incorporation or the Delaware General Corporation Law.

             4.2              Number and Tenure. The Board shall be composed of not less than three (3) nor more than eleven (11) directors, the specific number to be set by resolution of the Board or the stockholders. The number of directors may be changed from time to time by amendment to these bylaws, but no decrease in the number of directors shall have the effect of shortening the term of any incumbent director. Unless a director dies, resigns or is removed he or she shall hold office until the next annual meeting of stockholders or until his or her successor is elected, whichever is later. Directors need not be stockholders of the corporation or residents of the State of Delaware.

             4.3              Chairman and Vice-Chairman. The directors shall choose from among them a chairman and a vice-chairman. The chairman shall preside at all meetings of the stockholders and directors, and shall have such other duties as may be prescribed by the Board. During the absence or disability of the chairman, the vice-chairman shall exercise all functions of the chairman.

             4.4              Vacancies. All vacancies in the Board, whether caused by resignation, death or otherwise, may be filled by the affirmative vote of a majority of the remaining directors though less than a quorum of the Board. A director elected to fill any vacancy shall hold office for the unexpired term of his or her predecessor and until his or her successor is elected and qualified. Any directorship to be filled by reason of an increase in the number of directors may be filled by the Board for a term of office continuing only until the next election of directors by the stockholders.

             4.5              Removal of Directors. At a meeting of stockholders called expressly for that purpose, the entire Board or any member thereof may be removed, with or without cause, by a vote of the holders of a majority of shares then entitled to vote at an election of directors. If the articles of incorporation permit cumulative voting in the election of directors, then if less than the entire Board is to be removed, no one of the directors may be removed if the votes cast against his or her removal would be sufficient to elect such director if then cumulatively voted at an election of the entire Board.

             4.6              Annual and Regular Meetings. The annual meeting of the Board shall be held without notice immediately after and at the same place as the annual meeting of stockholders. By resolution the Board or any committee thereof may specify the time and place either within or without the State of Delaware for holding regular meetings thereof without other notice than such resolution.

             4.7              Special Meetings. Special meetings of the Board or any committee appointed by the Board may be called, in the case of special Board meetings, by the President and Chief Executive Officer or by any two directors, and in the case of any special meeting of any committee appointed by the Board, by the President and Chief Executive Officer or any two members of such committee. The person or persons authorized to call special meetings may fix any place either within or without the State of Delaware as the place for holding any special Board or committee meeting called by them.

             4.8              Notice of Special Meetings. Notice of a special Board or committee meeting stating the place, day and hour of the meeting shall be given to a director in writing or orally by telephone or in person. Neither the business to be transacted at, nor the purpose of, any special meeting need be specified in the notice of such meeting.

                                4.8.1              Personal Delivery. If notice is given by personal delivery, the notice shall be effective if delivered to a director at least 48 hours prior to the meeting.

                                4.8.2              Delivery by Mail or Private Carrier. If notice is delivered by mail or private carrier, the notice shall be deemed effective if deposited in the official government mail or private carrier, with postage paid, properly addressed to a director at the director's address shown on the records of the corporation with postage prepaid at least five days before the meeting.

                                4.8.3              Oral, Telephone, Teletype, Telegram or Facsimile Notice. If notice is delivered orally, by telephone, teletype, telegraph, facsimile machine or in person, the notice shall be deemed effective if given to the director at least 48 hours prior to the meeting.

             4.9              Quorum and Manner of Acting.

                                4.9.1              A majority of the number of directors then in office or one-third of the number of directors fixed by or in the manner provided in these bylaws, whichever is greater, shall constitute a quorum for the transaction of business at any Board meeting, but if less than a quorum are present at any time during a meeting, the chairman of the meeting shall adjourn the meeting without further notice.

                                4.9.2              The act of the majority of the directors present at a Board meeting at which there is a quorum shall be the act of the Board, unless the vote of a greater number is required by these bylaws, the Articles of Incorporation or the Washington Business Corporation Act.

             4.10              Waiver of Notice.

                                  4.10.1              In Writing. Whenever notice is required to be given to any director or committee member under these bylaws, the articles of incorporation or the Delaware General Corporation Law, a waiver thereof in writing, signed by the person or persons entitled to such notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the Board or any committee appointed by the Board need be specified in the waiver of notice of such meeting.

                                  4.10.2              By Attendance. The attendance of a director or committee member at a meeting shall constitute a waiver of notice of such meeting, except where the director or committee member attends a meeting for the express purpose of objecting to the transaction of any business because the meeting is not lawfully called or convened.

             4.11              Presumption of Assent. A director present at a Board meeting at which action on any corporate matter is taken shall be presumed to have assented to the action taken unless his dissent is entered in the minutes of the meeting, unless he files his written dissent to such action with the person acting as the secretary of the meeting before the adjournment thereof, or unless he forwards such dissent by registered mail to the Secretary immediately after adjournment of the meeting. Such right to dissent shall not apply to a director who voted in favor of such action.

             4.12              Resignation. Any director may resign at any time by delivering written notice to the president, secretary or registered office of the corporation, or by giving oral notice at any officially called meeting of the Board or stockholders.

             4.13              Executive and Other Committees. The Board, by resolution adopted by a majority of the full Board, may designate from among its members an executive committee and one or more other standing or special committees. The executive committee shall have and may exercise all the authority of the Board, and other standing or special committees may be invested with such powers, subject to such conditions, as the Board shall see fit; provided that, notwithstanding the above, no committee of the Board shall have the authority to: authorize distributions, except according to a general formula or method prescribed by the Board; approve or propose to stockholders actions or proposals required by the Delaware General Corporation Law to be approved by stockholders; fill vacancies on the Board or any committee thereof; amend the articles of incorporation; adopt, amend or repeal these bylaws; approve a plan of merger not requiring stockholder approval; authorize or approve the issuance or sale or contract for sale of shares, or determine the designation and relative rights, preferences, and limitations of a class or series of shares, except that the Board may authorize a committee, or a senior executive officer of the corporation to do so within limits specifically prescribed by the Board.

             The creation of, delegation of authority to, or action by a committee does not alone constitute compliance by a director with the standards of conduct described in the Delaware General Corporation Law.

             4.14              Remuneration. The directors shall be paid for their services in such amounts as may be fixed by resolution of the Board; provided, that nothing herein contained shall be construed to preclude any director from serving the corporation in any other capacity and receiving compensation therefor. Members of standing or special committees of the Board may also be compensated for their services in such amounts as may be fixed by resolution of the Board.

             4.15              Action by Board or Committee Without a Meeting. Any action required or which may be taken at a meeting of the Board or a committee thereof may be taken without a meeting if a consent in writing, setting forth the action so taken or to be taken, shall be signed by all directors or committee members as the case may be.

             4.16              Participation of Directors by Communication Equipment. Members of the Board or committees thereof may participate in a meeting of the Board or a committee by means by which all directors participating can hear each other during the meeting. Participation by such means shall constitute presence in person at a meeting.

ARTICLE 5
Officers

             5.1              Designations. The officers of the corporation shall be a president and chief executive officer, a secretary and a treasurer and chief financial officer, each of whom shall be elected by the Board. In addition, one or more vice presidents and such other officers and assistant officers may be elected or appointed by the Board, such officers and assistant officers to hold office for such period, have such authority and perform such duties as are provided in these bylaws or as may be provided by resolution of the Board. Any officer may be assigned by the Board any additional title that the Board deems appropriate. The Board may delegate to any officer or agent the power to appoint any such subordinate officers or agents and to prescribe their respective terms of office, authority and duties. Any two or more offices may be held by the same person.

             5.2              Election and Term of Office. The officers of the corporation shall be elected annually by the Board at the meeting of the Board held after the annual meeting of the stockholders. If the election of officers is not held at such meeting, such election shall be held as soon thereafter as a Board meeting conveniently may be held. Unless an officer dies, resigns or is removed from office, the officer shall hold office until the next annual meeting of the Board or until his or her successor is elected.

             5.3              President and Chief Executive Officer. The president and chief executive officer shall have general supervision of the affairs of the corporation, shall preside at all meetings of the stockholders during the absence or disability of the chairman and vice-chairman, and shall perform all such other duties as are incident to such office or are properly required of the president by the Board. Together with the secretary or other officer of the corporation authorized by the Board, the president and chief executive officer may sign certificates for shares of the corporation, deeds, mortgages, bonds, contracts or other instruments that the Board has authorized to be executed, except when the signing and execution thereof has been expressly delegated by the Board or by these bylaws to some other officer or agent of the corporation, or as required by law to be otherwise signed or executed by some other officer or in some other manner. In general, the president and chief executive officer shall perform all duties incident to such office, and such other duties as may be prescribed by the Board from time to time.

             5.4              Vice-Presidents. During the absence or disability of the president and chief executive officer, the vice-presidents, if any, in the order designated by the Board, shall exercise all functions of the president and chief executive officer. Each vice-president shall have such powers and discharge such duties as may be assigned to him from time to time by the Board.

             5.5              Secretary and Assistant Secretaries. The secretary shall issue notices for all meetings, shall keep minutes of all meetings, shall have charge of the seal, if any, and the corporate minute books and records, and shall make such reports and perform such other duties as are incident to such office or as are properly required of the secretary by the Board. The assistant secretary or assistant secretaries, in the order designated by the Board, shall perform all duties of Secretary during the absence or disability of the secretary, and at other times shall perform such duties as are directed by the president and chief executive officer or the Board.

             5.6              Treasurer and Chief Financial Officer. The treasurer and chief financial officer shall have the custody of all monies and securities of the corporation and shall keep regular books of account. The treasurer and chief financial officer shall disburse the funds of the corporation in payment of the just demands against the corporation or as may be ordered by the Board, taking proper vouchers for such disbursements, and shall render to the Board, from time to time as may be required, an account of all transactions as treasurer and chief financial officer and of the corporation's financial condition. The treasurer and chief financial officer shall perform other duties incident to his office as are properly required of him by the Board. The assistant treasurer or assistant treasurers, in the order designated by the Board, shall perform all duties of treasurer and chief financial officer in the absence or disability of the treasurer and chief financial officer, and at other times shall perform such other duties as are directed by the president and chief executive officer or the Board.

             5.7              Delegation. In the case of absence or inability to act of any officer of the corporation and, of any person herein authorized to act in the place of such person, the Board may from time to time delegate the powers or duties of such officer to any other officer, director or person whom it may select.

             5.8              Other Officers. The Board may appoint such other officers and agents as it shall deem necessary or expedient, who shall hold offices for such terms and shall exercise such powers and perform such duties as shall be determined from time to time by the Board.

             5.9              Resignation. Any officer may resign at any time by delivering written notice to the chairman of the Board, the president, a vice president, the secretary or the Board, or by giving oral notice at any officially called meeting of the Board. Any such resignation shall take effect at the time specified therein, or if the time is not specified, upon delivery thereof and, unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

             5.10              Removal. Any officer or agent elected or appointed by the Board may be removed by the Board whenever in its judgment the best interests of the corporation would be served thereby, but such removal shall be without prejudice to the contract rights, if any, of the person so removed.

             5.11              Vacancies. A vacancy in any office because of death, resignation, removal, disqualification, creation of a new office or any other cause may be filled by the Board for the unexpired portion of the term or for a new term established by the Board.

             5.12              Salaries. The salaries of the officers shall be fixed from time to time by the Board or by any person or persons to whom the Board has delegated such authority. No officer shall be prevented from receiving such salary because he or she is also a director of the corporation.

ARTICLE 6
Contracts, Loans, Checks and Deposits

             6.1              Contracts. The Board may authorize any officer or officers, or agent or agents, to enter into any contract or execute and deliver any instrument in the name of and on behalf of the corporation. Such authority may be general or confined to specific instances.

             6.2              Loans to the Corporation. No loans shall be contracted on behalf of the corporation and no evidences of indebtedness shall be issued in its name unless authorized by a resolution of the Board. Such authority may be general or confined to specific instances.

             6.3              Checks, Drafts, Etc. All checks, drafts or other orders for the payment of money, notes or other evidences of indebtedness issued in the name of the corporation shall be signed by such officer or officers, and agent or agents, of the corporation and in such manner as shall from time to time be determined by resolution of the Board.

             6.4              Deposits. All funds of the corporation not otherwise employed shall be deposited from time to time to the credit of the corporation in such banks, trust companies or other depositories as the Board may select.

ARTICLE 7
Indemnification of Officers, Directors, Employees, and Other Agents

             7.1              Directors and Officers. The corporation shall indemnify its directors and officers to the fullest extent permitted by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of alleged occurrences of actions or omissions preceding any such amendment, only to the extent that such amendment permits the corporation to provide broader indemnification rights than such law permitted the corporation to provide prior to such amendment).

             7.2              Employees and Other Agents. The corporation shall have power to indemnify its employees and other agents as set forth in the Delaware General Corporation Law.

             7.3              No Presumption of Bad Faith. The termination of any proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed, in the case of conduct in the person's official capacity, the person's conduct was in the corporation's best interests and in all other cases, the person's conduct was at least not opposed to the corporation's best interests, and with respect to any criminal proceeding, that the person had reasonable cause to believe that the conduct was lawful.

             7.4              Advances of Expenses. The expenses incurred by a director or officer in any proceeding shall be paid by the corporation in advance at the written request of the director or officer, if the director or officer:

A.	furnishes the corporation a written affirmation of such person's good faith belief that such person is entitled to be indemnified by the corporation; and

B.

furnishes the corporation a written undertaking to repay such advance to the extent that it is ultimately determined by a court that such person is not entitled to be indemnified by the expenses and without regard to the person's ultimate entitlement to indemnification under this bylaw or otherwise.

             7.5              Enforcement. Without the necessity of entering into an express contract, all rights to indemnification and advances under this bylaw shall be deemed to be contractual rights and be effective to the same extent and as if provided for in a contract between the corporation and the director or officer who serves in such capacity at any time while this bylaw and relevant provisions of the Delaware General Corporation Law and other applicable law, if any, are in effect. Any right to indemnification or advances granted by this bylaw to a director or officer shall be enforceable by or on behalf of the person holding such right in any court of competent jurisdiction if (i) the claim for indemnification or advances is denied, in whole or in part, or (ii) no disposition of such claim is made within ninety (90) days of request therefor. The claimant in such enforcement action, if successful in whole or in part, shall be entitled to be paid also the expense of prosecuting a claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in connection with any proceeding in advance of its final disposition when the required affirmation and undertaking have been tendered to the corporation) that the claimant has not met the standards of conduct which make it permissible under the Delaware General Corporation Law for the corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the corporation. Neither the failure of the corporation (including its Board, independent legal counsel or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because the claimant has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the corporation (including its Board, independent legal counsel or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

             7.6              Non-Exclusivity of Rights. The rights conferred on any person by this bylaw shall not be exclusive of any other right which such person may have or hereafter acquire under any statute, provision of the articles of incorporation, bylaws, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in the person's official capacity and as to action in another capacity while holding office. The corporation is specifically authorized to enter into individual contracts with any or all of its directors, officers, employees or agents respecting indemnification and advances, to the fullest extent permitted by the law.

             7.7              Survival of Rights. The rights conferred on any person by this bylaw shall continue as to a person who has ceased to be a director, officer, employee or other agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

             7.8              Insurance. To the fullest extent permitted by the Delaware General Corporation Law, the corporation, upon approval by the Board, may purchase insurance on behalf of any person required or permitted to be indemnified pursuant to this bylaw.

             7.9              Amendments. Any repeal of this bylaw shall only be prospective and no repeal or modification hereof shall adversely affect the rights under this bylaw in effect at the time of the alleged occurrence of any action or omission to act that is the cause of any proceeding against any agent of the corporation.

             7.10              Savings Clause. If this bylaw or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, the corporation shall indemnify each director, officer or other agent to the fullest extent permitted by any applicable portion of this Bylaw that shall not have been invalidated, or by any other applicable law.

             7.11              Certain Definitions. For the purposes of this bylaw, the following definitions shall apply:

A.

"corporation" shall include any domestic or foreign predecessor entity of a corporation in a merger or other transaction in which the predecessor's existence ceased upon consummation of the transaction.

B.

"director" shall mean an individual who is or was a director of a corporation or an individual who, while a director of a corporation, is or was serving at the corporation's request as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise. A director is considered to be serving an employee benefit plan at the corporation's request if the director's duties to the corporation also impose duties on, or otherwise involve services by, the director to the plan or to participants in or beneficiaries of the plan. "Director" includes, unless the context requires otherwise, the estate or personal representative of a director.

C.	"expenses" shall include counsel fees.

D.

"official capacity" shall mean: when used in regard to a director, the office of director in a corporation or to an individual other than a director, as contemplated in the Act, the office in a corporation held by the officer or the employment or agency relationship undertaken by the employee or agent on behalf of the corporation. "Official capacity" does not include service for any other foreign or domestic corporation or any partnership, joint venture or other enterprise.

E.	"proceeding" shall mean any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative, or investigative and whether formal or informal.

ARTICLE 8
Books and Records

             8.1              Books of Accounts, Minutes, and Share Register. The corporation shall keep the corporation’s minute books and all other official records of accounts at its registered office or principal place of business. The corporation shall keep these minute books and other official records in written form or in a form that may easily be converted to written form. These official records shall include, at a minimum, the articles of incorporation of the corporation and all amendments thereto; the bylaws of the corporation and all amendments thereto; the minutes of all stockholder, Board and committee meetings, and records of all actions taken by the stockholders, Board and committees without a meeting; the financial statements of the corporation for the prior three years; all written communications to the stockholders of the corporation for the prior three years; a register of the names and addresses of the corporation’s directors and officers; the corporation’s annual reports for the prior three years. In addition, the corporation shall maintain at its principal place of business or at the office of its transfer agent or registrar, a share register giving the names of the stockholders in alphabetical order and showing their respective addresses and the number of shares held by each, and the stock transfer books of the corporation.

             8.2              Copies of Resolutions. Any person dealing with the corporation may rely upon a copy of any of the records of the proceedings, resolutions, or votes of the Board or stockholders, when certified by the president or secretary.

ARTICLE 9
Corporate Seal

             The Board may provide for a corporate seal which shall have inscribed thereon the name of the corporation, the state of incorporation, the year of incorporation and the words "corporate seal."

ARTICLE 10
Accounting Fiscal Year

             The accounting year of the corporation shall be the calendar year, provided that if a different accounting year is at any time selected for purposes of federal income taxes, the accounting year shall be the year so selected.

ARTICLE 11
Amendments

             The Board may alter, amend or repeal these bylaws, or adopt new bylaws. The stockholders may also alter, amend or repeal these bylaws, or adopt new bylaws by vote of a majority of the outstanding voting power of the shares entitled to vote thereon. Any alteration, amendment or repeal of these bylaws made by the Board may be altered, amended or repealed by the stockholders.

             The foregoing bylaws were adopted by resolution of the Board on the ____ day of __________, 201_.

REVETT MINING COMPANY, INC.

By:	Monique Hayes, its Secretary

Exhibit E to Management Proxy Circular
(Section 190 of the CBCA)

SECTION 190 OF THE CANADA BUSINESS CORPORATIONS ACT

Right to Dissent

             (1)              Subject to sections 191 and 241, a holder of shares of any class of a corporation may dissent if the corporation is subject to an order under paragraph 192(4)(d) that affects the holder or if the corporation resolves to

             (a)              amend its articles under section 173 or 174 to add, change or remove any provisions restricting or constraining the issue, transfer or ownership of shares of that class;

             (b)              amend its articles under section 173 to add, change or remove any restriction on the business or businesses that the corporation may carry on;

             (c)              amalgamate otherwise than under section 184;

             (d)              be continued under section 188;

             (e)              sell, lease or exchange all or substantially all its property under subsection 189(3); or

             (f)              carry out a going-private transaction or a squeeze-out transaction.

Further Right

             (2)              A holder of shares of any class or series of shares entitled to vote under section 176 may dissent if the corporation resolves to amend its articles in a manner described in that section.

If One Class of Shares

             (2.1)           The right to dissent described in subsection (2) applies even if there is only one class of shares.

Payment for Shares

             (3)              In addition to any other right the shareholder may have, but subject to subsection (26), a shareholder who complies with this section is entitled, when the action approved by the resolution from which the shareholder dissents or an order made under subsection 192(4) becomes effective, to be paid by the corporation the fair value of the shares in respect of which the shareholder dissents, determined as of the close of business on the day before the resolution was adopted or the order was made.

No Partial Dissent

             (4)              A dissenting shareholder may only claim under this section with respect to all the shares of a class held on behalf of any one beneficial owner and registered in the name of the dissenting shareholder.

Objection

             (5)              A dissenting shareholder shall send to the corporation, at or before any meeting of shareholders at which a resolution referred to in subsection (1) or (2) is to be voted on, a written objection to the resolution, unless the corporation did not give notice to the shareholder of the purpose of the meeting and of their right to dissent.

Notice of Resolution

             (6)              The corporation shall, within ten days after the shareholders adopt the resolution, send to each shareholder who has filed the objection referred to in subsection (5) notice that the resolution has been adopted, but such notice is not required to be sent to any shareholder who voted for the resolution or who has withdrawn their objection.

Demand for Payment

             (7)              A dissenting shareholder shall, within twenty days after receiving a notice under subsection (6) or, if the shareholder does not receive such notice, within twenty days after learning that the resolution has been adopted, send to the corporation a written notice containing

             (a)              the shareholder’s name and address;

             (b)              the number and class of shares in respect of which the shareholder dissents; and

             (c)              a demand for payment of the fair value of such shares.

Share Certificate

(8)              A dissenting shareholder shall, within thirty days after sending a notice under subsection (7), send the certificates representing the shares in respect of which the shareholder dissents to the corporation or its transfer agent.

Forfeiture

             (9)              A dissenting shareholder who fails to comply with subsection (8) has no right to make a claim under this section.

Endorsing Certificate

             (10)              A corporation or its transfer agent shall endorse on any share certificate received under subsection (8) a notice that the holder is a dissenting shareholder under this section and shall forthwith return the share certificates to the dissenting shareholder.

Suspension of Rights

             (11)              On sending a notice under subsection (7), a dissenting shareholder ceases to have any rights as a shareholder other than to be paid the fair value of their shares as determined under this section except where

(a)	the shareholder withdraws that notice before the corporation makes an offer under subsection (12),

(b)	the corporation fails to make an offer in accordance with subsection (12) and the shareholder withdraws the notice, or

(c)

the directors revoke a resolution to amend the articles under subsection 173(2) or 174(5), terminate an amalgamation agreement under subsection 183(6) or an application for continuance under subsection 188(6), or abandon a sale, lease or exchange under subsection 189(9), in which case the shareholder’s rights are reinstated as of the date the notice was sent.

Offer to Pay

             (12)              A corporation shall, not later than seven days after the later of the day on which the action approved by the resolution is effective or the day the corporation received the notice referred to in subsection (7), send to each dissenting shareholder who has sent such notice:

(a)	a written offer to pay for their shares in an amount considered by the directors of the corporation to be the fair value, accompanied by a statement showing how the fair value was determined; or

(b)	if subsection (26) applies, a notification that it is unable lawfully to pay dissenting shareholders for their shares.

Same Terms

             (13)              Every offer made under subsection (12) for shares of the same class or series shall be on the same terms.

Payment

             (14)              Subject to subsection (26), a corporation shall pay for the shares of a dissenting shareholder within ten days after an offer made under subsection (12) has been accepted, but any such offer lapses if the corporation does not receive an acceptance thereof within thirty days after the offer has been made.

Corporation may apply to court

             (15)              Where a corporation fails to make an offer under subsection (12), or if a dissenting shareholder fails to accept an offer, the corporation may, within fifty days after the action approved by the resolution is effective or within such further period as a court may allow, apply to a court to fix a fair value for the shares of any dissenting shareholder.

Shareholder application to court

             (16)              If a corporation fails to apply to a court under subsection (15), a dissenting shareholder may apply to a court for the same purpose within a further period of twenty days or within such further period as a court may allow.

Venue

             (17)              An application under subsection (15) or (16) shall be made to a court having jurisdiction in the place where the corporation has its registered office or in the province where the dissenting shareholder resides if the corporation carries on business in that province.

No Security for Costs

             (18)              A dissenting shareholder is not required to give security for costs in an application made under subsection (15) or (16).

Parties

             (19)              On an application to a court under subsection (15) or (16),

(a)	all dissenting shareholders whose shares have not been purchased by the corporation shall be joined as parties and are bound by the decision of the court; and

(b)	the corporation shall notify each affected dissenting shareholder of the date, place and consequences of the application and of their right to appear and be heard in person or by counsel.

Powers of Court

             (20)              On an application to a court under subsection (15) or (16), the court may determine whether any other person is a dissenting shareholder who should be joined as a party, and the court shall then fix a fair value for the shares of all dissenting shareholders.

Appraisers

             (21)              A court may in its discretion appoint one or more appraisers to assist the court to fix a fair value for the shares of the dissenting shareholders.

Final Order

             (22)              The final order of a court shall be rendered against the corporation in favour of each dissenting shareholder and for the amount of the shares as fixed by the court.

Interest

             (23)              A court may in its discretion allow a reasonable rate of interest on the amount payable to each dissenting shareholder from the date the action approved by the resolution is effective until the date of payment.

Notice that Subsection (26) Applies

             (24)              If subsection (26) applies, the corporation shall, within ten days after the pronouncement of an order under subsection (22), notify each dissenting shareholder that it is unable lawfully to pay dissenting shareholders for their shares.

Effect where Subsection (26) Applies

             (25)              If subsection (26) applies, a dissenting shareholder, by written notice delivered to the corporation within thirty days after receiving a notice under subsection (24), may

(a)	withdraw their notice of dissent, in which case the corporation is deemed to consent to the withdrawal and the shareholder is reinstated to their full rights as a shareholder; or

(b)

retain a status as a claimant against the corporation, to be paid as soon as the corporation is lawfully able to do so or, in a liquidation, to be ranked subordinate to the rights of creditors of the corporation but in priority to its shareholders.

Limitation

             (26)              A corporation shall not make a payment to a dissenting shareholder under this section if there are reasonable grounds for believing that

(a)	the corporation is or would after the payment be unable to pay its liabilities as they become due; or

(b)	the realizable value of the corporation’s assets would thereby be less than the aggregate of its liabilities.

Exhibit F to Management Proxy Circular
(Form of Proxy)

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

             Under the CBCA and pursuant to the current bylaws, we will indemnify a director or officer or a former director or officer or another individual who acts or acted at our request as a director or officer, or an individual acting in a similar capacity of another entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of that association with us or another entity. In order to qualify for indemnification such director or officer or other individual must have (i) acted honestly and in good faith with a view to our best interests or, as the case may be, the other entity for which the individual acted as director or officer or in a similar capacity; and (ii) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, had reasonable grounds for believing that his conduct was lawful.

             The CBCA also provides that such persons are entitled to indemnity from us in respect of all costs, charges and expenses reasonably incurred by the individual in connection with the defense of any civil, criminal, administrative, investigative or other proceeding to which the individual is subject because of the individual’s association with us or other entity, if the individual was not judged by the court or other competent authority to have committed any fault or omitted to do anything that the person ought to have done and otherwise fulfills the conditions for indemnity described above.

             We may advance moneys to an individual for the costs, charges and expenses of a proceeding referred to above. The individual is required to repay the moneys if the individual does not fulfill the conditions for indemnity described above.

             The proposed certificate of incorporation of Revett Mining Company, Inc. includes a provision that eliminates the personal liability of the directors for monetary damages to the fullest extent permitted by Delaware law. Under current Delaware law, a director’s liability to a corporation and its stockholders may not be limited for:

  a breach of the director’s duty of loyalty to the corporation or its stockholders;

  acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; an unlawful payment of a dividend or an unlawful stock purchase or redemption; and

  any transaction from which the director derived an improper personal benefit.

             The proposed bylaws of Revett Mining Company, Inc. generally provide for mandatory indemnification and advancement of expenses of our directors and officers to the fullest extent permitted under Delaware law; provided, however, that directors and officers shall not be entitled to indemnification for actions initiated by such parties unless the Board of Directors authorizes such action.

             Currently, there is no pending litigation or proceeding involving any of our Corporation’s directors or executive officers for which indemnification is sought, nor are we aware of any threatened litigation that may result in claims for indemnification. We have directors’ and officers’ liability insurance and Revett Mining Company, Inc. intends to maintain the directors’ and officers’ liability insurance.

Item 21. Exhibits and Financial Statement Schedules

             The following exhibits and financial statement schedules are filed as part of this registration statement. Exhibits and financial statement schedules that have previously been filed are incorporated by reference, as noted. Exhibits and financial statement schedules filed herewith appear beginning at page E-1.

Exhibit No.	Exhibit or Financial Statement Schedule

2.2	Form of Special Resolution to be voted upon at the Special Meeting. Included herewith as Exhibit A to the proxy circular/prospectus comprising a portion of this registration statement.

2.3	Form of Certificate of Corporate Domestication to be filed under the DGCL. Included herewith as Exhibit B to the proxy circular/prospectus comprising a portion of this registration statement.

3.3	Articles of Incorporation of Revett Mining Company, Inc. Included herewith as Exhibit C to the proxy circular/prospectus comprising a portion of this registration statement.

3.4	Bylaws of Revett Mining Company, Inc. Included herewith as Exhibit D to the proxy circular/prospectus comprising a portion of this registration statement.

4.1

Amended and Restated Rights Agreement between Revett Minerals Inc. and Computershare Investor Services Inc. dated April 15, 2013. Previously filed as Exhibit 99.1 to Revett Minerals Inc.’s current report on Form 8-K dated April 17, 2013. Also filed as Appendix B to Revett Minerals Inc.’s proxy statement on Schedule 14A dated April 29, 2013.

5.1	Opinion of Randall | Danskin, P.S. as to the legality of the securities of Revett Mining Company, Inc. to be issued in the domestication. Filed herewith.

*

*

10.1

Asset Purchase and Sale Agreement dated February 21, 2000, as amended, by and among Kennecott Montana Company, Sterling Mining Company (now Revett Silver) and Genesis Inc. Previously filed as Exhibit 10.1 to Revett Minerals Inc.’s Annual Report on Form 10-K dated March 29, 2013.

10.2

Agreement dated October 13, 2004 by and between Revett Silver Company and Royal Gold, Inc. Previously filed as Exhibit 10.2 to Revett Minerals Inc.’s registration statement on Form 10 dated July 20, 2007.

10.3

Production Payment Agreement dated October 13, 2004, by and between Genesis Inc. (now Troy Mine, Inc.) and Royal Gopld, Inc. Previously filed as Exhibit 10.3 to Revett Minerals Inc.’s registration statement on Form 10 dated July 20, 2007.

10.4	Revett Minerals Inc. Amended and Restated Equity Incentive Plan dated June 21, 2011. Previously filed as Exhibit 10.4 to Revett Minerals Inc.’s annual report on Form 10-K dated March 29, 2013.

10.10

Employment Agreement dated January 1, 2010 by and between John Shanahan and Revett Silver Company. Previously filed as an exhibit to Revett Minerals Inc.’s Current Report on Form 8-K dated January 22, 2010.

10.11

Employment Agreement dated January 16, 2010 by and between Kenneth Eickerman and Revett Silver Company. Previously filed as an exhibit to Revett Minerals Inc.’s Current Report on Form 8-K dated January 22, 2010.

10.12

Credit Agreement dated December 8, 2011 by and among Revett Minerals Inc., Revett Silver Company, Troy Mine Inc., RC Resources, Inc. and Societe Generale, in its capacity as administrative agent and letter of credit issuer. Previously filed as Exhibit No. 16.3 to Revett Minerals Inc.’s Current Report on Form 8-K dated December 12, 2011.

10.13

Amendment No. 1, dated August 7, 2012, to Credit Agreement dated December 8, 2011 by and among Revett Minerals Inc., Revett Silver Company, Troy Mine Inc., RC Resources, Inc. and Societe Generale, in its capacity as administrative agent and letter of credit issuer. Previously filed as Exhibit 10.13 to Revett Minerals Inc.’s Annual Report on Form 10-K dated March 29, 2013.

10.14

Amendment No. 2 and Guarantor Joinder, dated December 13, 2012 to Credit Agreement dated December 8, 2011 by and among Revett Minerals Inc., Revett Silver Company, Troy Mine Inc., RC Resources, Inc. and Societe Generale, in its capacity as administrative agent and letter of credit issuer. Previously filed as Exhibit 10.14 to Revett Minerals Inc.’s Annual Report on Form 10-K dated March 29, 2013.

10.15

Amendment No. 3 and Guarantor Joinder, dated February 28, 2013 to Credit Agreement dated December 8, 2011 by and among Revett Minerals Inc., Revett Silver Company, Troy Mine Inc., RC Resources, Inc. and Societe Generale, in its capacity as administrative agent and letter of credit issuer. Previously filed as Exhibit 10.15 to Revett Minerals Inc.’s Annual Report on Form 10-K dated March 29, 2013.

21.1

Subsidiaries of the registrant. Previously filed as Exhibit 21.1 to Revett Minerals Inc.’s registration statement on Form 10 dated July 20, 2007 and filed in amended form (to reflect the formation of Revett Exploration, Inc. and Revett Holdings, Inc. during the year ended December 31, 2012) as Exhibit 21.1 to Revett Minerals Inc.’s Annual Report on Form 10-K dated March 29, 2013.

23.3	Consent of KPMG LLP. Filed herewith.

23.4	Consent of KPMG LLP Canada. Filed herewith.

24.1	Powers of attorney. Filed herewith.

Item 22. Undertakings

The undersigned registrant hereby undertakes:

             (a)              To deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report, to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information; and

             (b)              That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form; and

             (c)              That every prospectus (i) that is filed pursuant to paragraph (b) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933 each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial /bona fide/ offering thereof; and

             (d)              To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request; and

             (e)              To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

             Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

             Pursuant to the requirements of the Securities Act of 1933, Revett Minerals Inc. has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Spokane Valley, Washington on __________ __, 2013.

REVETT MINERALS INC.

By:	/s/ John G. Shanahan

John G. Shanahan
President and Chief Executive Officer